As filed with the Securities and Exchange Commission on October 2, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLANET 13 HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Nevada	83-2787199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2548 West Desert Inn Road, Suite 100 Las Vegas, Nevada 89109 (702) 815-1313
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Groesbeck & Larry Scheffler Co-Chief Executive Officers Planet 13 Holdings Inc. 2548 West Desert Inn Road, Suite 100 Las Vegas, Nevada 89109 (702) 815-1313
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin Roggow, Esq. Mehrnaz Jalali, Esq. Cozen O’Connor P.C. 3 WTC, 175 Greenwich Street 55th Floor New York, New York 10007 (212) 509-9400	Leighton Koehler, Esq. Planet 13 Holdings Inc. 2548 West Desert Inn Road, Suite 100 Las Vegas, Nevada 89109 (702) 815-1313

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.	☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.	x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.	☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.	☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or emerging growth. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	x	Smaller reporting company	x
		Emerging growth company	x

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

____________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 2, 2023

PROSPECTUS

Planet 13 Holdings Inc.

$100,000,000

Common Stock
Preferred Stock

Warrants

Subscription Rights

Units

We may offer and sell up to $100,000,000 in the aggregate of the securities identified from time to time in one or more offerings. This prospectus provides a general description of the securities we may offer. Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities.

We may offer and sell these securities directly to our stockholders or to purchasers, or through one or more underwriters, dealers or agents, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide their names and any applicable fees, commissions or discounts. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Investing in our securities involves risks. Before buying any securities you should carefully read the section entitled “Risk Factors” on page 22 of this prospectus along with the risk factors described in the applicable prospectus supplement and the other information contained in and incorporated by reference in this prospectus and in the applicable prospectus supplement before purchasing the securities offered hereby.

Our common stock is traded on the Canadian Securities Exchange (“CSE”) under the symbol “PLTH” and quoted on the OTCQX operated by OTC Markets Group, Inc. (the “OTCQX”) under the symbol “PLNH.” On September 29, 2023, the closing price of our common stock on the CSE was C$1.17 per share and on the OTCQX was $0.8614 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2023

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings for an aggregate initial offering price of up to $100,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to the “Company,” “Planet 13,” “we,” “our” and “us” refer, collectively, to Planet 13 Holdings Inc., a Nevada corporation, and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus includes “forward-looking information” and “forward-looking statements” within the meaning of applicable Canadian securities laws and United States securities laws. All information, other than statements of historical facts, included in this prospectus that addresses activities, events or developments that we expect or anticipate will or may occur in the future is forward-looking information. Forward-looking information is often identified by the words “may,” “would,” “could,” “should,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect” or similar expressions and includes, among others, information regarding: our strategic plans and expansion and expectations regarding the growth of the cannabis market; statements relating to the business and future activities of, and developments related to, us after the date of prospectus, including such things as future business strategy, competitive strengths, goals, expansion and growth of our business, operations and plans, new revenue streams, the completion by us of contemplated acquisitions of additional real estate, cultivation and licensing assets, the roll out of new dispensaries, the application for additional licenses and the grant of licenses or renewals of existing licenses that have been applied for, the expansion of existing cultivation and production facilities, the completion of cultivation and production facilities that are under construction, the construction of additional cultivation and production facilities, the expansion into additional U.S. markets, any potential future legalization of adult-use and/or medical cannabis under U.S. federal law; expectations of market size and growth in the United States and the states in which we operate or contemplate future operations; expectations for other economic, business, regulatory and/or competitive factors related to us or the cannabis industry generally; the ability to complete the proposed acquisition of VidaCann, LLC (“VidaCann”) and successfully integrate the business of VidaCann and to realize the anticipated benefits to the Company of the proposed transaction (the “Transaction”) including the parties’ strategic plans and expansion and expectations regarding the growth of the Florida cannabis market, information concerning the timing and completion of the Transaction, the timing and anticipated receipt of required regulatory approvals for the Transaction and satisfaction of other customary closing conditions.

Readers are cautioned that forward-looking information and statements are not based on historical facts but instead are based on reasonable assumptions and estimates of our management at the time they were provided or made and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements. Such factors include, among others, our actual financial position and results of operations differing from management’s expectations; our business model; a lack of business diversification; increasing competition in the industry; public opinion and perception of the cannabis industry; expected significant costs and obligations; current reliance on limited jurisdictions; development of our business; access to capital; risks relating to the management of growth; risks inherent in an agricultural business; risks relating to energy costs; risks related to research and market development; risks related to breaches of security at our facilities; reliance on suppliers; risks relating to the concentrated voting control of the Company; risks related to our being a holding company; risks related to service providers withdrawing or suspending services under threat of prosecution; risks related to proprietary intellectual property and potential infringement by third parties; risks of litigation relating to intellectual property; negative clinical trial results; insurance related risks; risk of litigation generally; risks associated with cannabis products manufactured for human consumption, including potential product recalls; risks relating to being unable to attract and retain key personnel; risks relating to obtaining and retaining relevant licenses; risks relating to integration of acquired businesses; risks related to quantifying our target market; risks related to industry growth and consolidation; fraudulent activity by employees, contractors and consultants; cyber-security risks; conflicts of interest; risks related to reputational damage in certain circumstances; leased premises risks; U.S. regulatory landscape and enforcement related to cannabis, including political risks; heightened scrutiny by Canadian regulatory authorities; risks related to capital raising due to heightened regulatory scrutiny; risks related to tax liabilities; risks related to U.S. state and local law and regulations; risks related to access to banks and credit card payment processors; risks related to potential violation of laws by banks and other financial institutions; ability and constraints on marketing products; risks related to lack of U.S. federal trademark and patent protection; risks related to the enforceability of contracts; the limited market for our securities; difficulty for U.S. holders of shares of our common stock to resell over the Canadian Securities Exchange; price volatility of our common stock; uncertainty regarding legal and regulatory status and changes; risks related to legislation and cannabis regulation in the states in which we operate or contemplate future operations; future sales by shareholders; no guarantee regarding use of available funds; currency fluctuations; the potential that regulatory approval of the Transaction may not be received or may be delayed or that other conditions to the closing of the Transaction may not be satisfied, the potential impact on the Company’s business or stock price due to the announcement of the Transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the Transaction; and other factors beyond our control, as more particularly described under the heading “Risk Factors” in this prospectus.

Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used. Although we have attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward-looking information and statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such information and statements. Accordingly, readers should not place undue reliance on forward-looking information and statements. The forward-looking information and statements contained herein are presented for the purposes of assisting readers in understanding our expected financial and operating performance and our plans and objectives and may not be appropriate for other purposes.

The forward-looking information and statements contained in this prospectus represent our views and expectations as of the date of this prospectus. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update such forward-looking information and statements at a future time, we have no current intention of doing so except to the extent required by applicable law.

MARKET AND INDUSTRY DATA

This prospectus and the documents incorporated by reference herein contain statistical data and estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research, and are based on certain assumptions that we believe to be reasonable. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the information from third-party sources nor have we ascertained the validity or accuracy of the underlying economic assumptions relied upon therein. Actual outcomes may vary materially from those forecast in the reports or publications referred to herein, and the prospect for material variation can be expected to increase as the length of the forecast period increases. Because this information involves a number of assumptions and limitations, you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K.

OUR COMPANY

Overview

We are a multi-state cannabis operator with licenses to operate in Nevada, California, and Florida, and a conditional dispensing license in Illinois. We are headquartered in Las Vegas, Nevada, at our superstore dispensary located adjacent to the Las Vegas Strip. A detailed description of our corporate history and our business can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with SEC on March 23, 2023.

We remain focused on providing our customers with the best products, best services, and an experiential shopping experience at our superstore-themed dispensaries, while expanding our products and sales through neighborhood stores. Each of our state operations is held in state-focused subsidiaries: (a) Newtonian Principles, Inc. (“Newtonian”) for California licensed cannabis dispensing and distribution activities, (b) Next Green Wave, LLC (“NGW”) for California licensed cannabis cultivation, production and distribution activities, (c) MM Development Company, Inc. (“MMDC”) for all licensed Nevada cannabis cultivation, production, distribution, and dispensing activities, (d) Planet 13 Florida, Inc. (“Planet 13 Florida”) which holds our Florida Medical Marijuana Treatment Center (“MMTC”) license, and (e) Planet 13 Illinois, LLC (“Planet 13 Illinois”) which holds a conditional Illinois social-equity justice impaired dispensing license. We have focused on our large-store dispensing stores as superstores which offer an experiential approach to our customers, including drones, robotics, 3-D mapping projection, cannabis-culture inspired social-media backdrops for customer interaction, customer facing production, one-on-one sales staffing and customer education, and other interactive marketing elements to differentiate from more traditional dispensing locations, which we refer to herein as “neighborhood stores”.

We were originally incorporated under the Canada Business Corporations Act (“CBCA”) on April 26, 2002 under the name “High Income Preferred Shares Corporation.” On June 26, 2019, we continued out of the jurisdiction of Canada under the CBCA into the jurisdiction of the Province of British Columbia under the Business Corporations Act (British Columbia). A special resolution to approve our change in jurisdiction from the Province of British Columbia, Canada, to the State of Nevada (the “Domestication”) was submitted to a shareholder vote at our 2023 annual general and special meeting on July 27, 2023, and approved by our shareholders. On September 15, 2023, the Domestication was completed pursuant to a court-approved plan of arrangement.

Overview of the Company’s Cannabis Business

Introduction

On November 1, 2018, we opened the Planet 13 Las Vegas Superstore, less than 500 feet from the Trump Tower and less than 2,500 feet from the Wynn hotel. MMDC entered into an arm’s length agreement to lease a 100,000 square foot building to house its Planet 13 Las Vegas Superstore dispensary and corporate office space in a Phase I build-out of the location (the “Planet 13 Las Vegas Superstore”). In October 2019, we opened a 4,500-square-foot coffee shop and pizzeria in the Planet 13 Las Vegas Superstore. In 2020, the coffee shop and pizzeria were renamed as the Trece Eatery + Spirits restaurant, owned and operated by us through our subsidiaries. Future plans include the opening of a consumption lounge and a sub-tenant operated cannabis museum. The Planet 13 Las Vegas Superstore lease has a seven-year term with two seven-year renewal options and we have a right-of-first-refusal on any sale of the building. Prior to opening the Planet 13 Las Vegas Superstore, we sold both medical and adult-use products from our then existing facilities. On April 1, 2019, we entered into a lease and sub-license agreement for an additional 4.17 acres of land directly adjacent to the Planet 13 Las Vegas Superstore for additional parking. The term of the April 1, 2019 lease and sub-license runs concurrent with the Planet 13 Las Vegas Superstore lease.

We may in the future build a 100,000 square foot greenhouse for cultivation and an approximately 43,000 square foot processing/production facility located in Beatty, Nevada, approximately 120 miles north-west of Las Vegas. The Beatty location is licensed and zoned for up to three million square feet of greenhouse space for the cultivation of cannabis. The site, which is owned by us, has been permitted and is ready for construction to begin. We are evaluating the timing of construction based on a current excess of supply of wholesale cannabis product in the State of Nevada and in the event of future federal legalization. We expect to revisit our expansion plans for the Beatty facility once the wholesale market in Nevada stabilizes.

Cultivation

We operate our Nevada cultivation licenses at three separate facilities, each location operating jointly under a medical and adult-use cultivation license. Two of our cultivation licenses operate out of Las Vegas in Clark County, Nevada and include indoor cultivation and perpetual harvest cycles. One is located in an approximately 16,100 square foot facility, and the other operates out of a 45,000 square foot facility. The third cultivation license is located near the town of Beatty in Nye County, Nevada. The Beatty cultivation facility currently houses approximately 500 square feet of research and development and genetics testing with the potential to expand to over 2,300,000 square feet of greenhouse production capacity on 80 acres of owned land that includes municipal water and abundant electrical power already at the edge of the property.

Through our wholly-owned subsidiary NGW, which is licensed by the State of California to produce, distribute and sell products throughout the state, we cultivate and process our cannabis products at our 35,875 square foot facility on one of the four properties utilized by us and zoned for cannabis cultivation in the City of Coalinga, California (“Facility A”). Facility A enables us to cultivate medicinal and adult-use cannabis and distribute cannabis products in accordance with the requirements under the Medicinal and Adult Use Cannabis Regulation and Safety Act, throughout the State of California.

As part of our Florida expansion, on July 1, 2022, we closed on a $3,300,000 purchase of a 23-acre parcel of real property, inclusive of a 10,500 square foot building, near Ocala, Florida. We are in the beginning stages of establishing our cultivation operations at this property as we continue to strategically select dispensary locations across the State of Florida.

Production

Our six Nevada production licenses operate at three licensed production facilities, each location operating jointly under a medical and adult-use cultivation license. One production facility is a 18,500 square foot customer facing production facility that opened inside the Planet 13 Las Vegas Superstore, our cannabis entertainment complex adjacent to the Las Vegas Strip. In operation since October 2019, this facility incorporates butane hash oil (“BHO”) extraction, distillation equipment and microwave assisted extraction equipment as well as a state-of-the-art bottling and infused beverage line and an edibles line able to produce infused chocolates, infused gummies and other edible products. Prior to opening this facility, we produced our cannabis products at a separate 4,750 square foot facility leased in Las Vegas (Clark County). The second production facility is co-located at the Beatty facility, and the third facility is co-located in the 45,000 square foot cultivation facility located in Las Vegas. Manufactured products and Trendi-branded third-party flower are distributed through Nevada under our Nevada distribution license.

In California, through our wholly-owned subsidiary, NGW, which is licensed by the State of California to produce, distribute and sell products throughout the State, we process and package our cannabis products at our 4,000 square foot facility on one of the four properties utilized by us and zoned for cannabis cultivation in the City of Coalinga, California (“Facility C”). Facility C enables us to process and package medicinal and adult-use cannabis and distribute cannabis products in accordance with the requirements under the Medicinal and Adult Use Cannabis Regulation and Safety Act, throughout the State of California.

Distribution

We currently operate Nevada distribution activities, primarily for the transport of our products between our cultivation, production, and dispensing operations, out of our 16,100 square foot cultivation facility located in Las Vegas (Clark County). In addition to self-distribution services, the distribution license is used for the delivery of our wholesale products to licensed Nevada-state cannabis retailers. All distribution licenses held by us in the State of Nevada have been issued to MMDC.

We currently operate California distribution activities at our licensed facility in Santa Ana, California to receive cannabis products purchased from our vendors prior to placement in the Planet 13 OC Superstore.

Through our wholly-owned subsidiary, NGW, which is licensed by the State of California to produce, distribute and sell products throughout the State, we distribute our cannabis products from Facilities A and C to California-licensed wholesale customers.

Dispensing

We have three Nevada dispensary licenses, one for medical and two for the sale of adult-use product. Since 2018, the Planet 13 Las Vegas Superstore, approximately 23,000 square feet of retail space located adjacent to the Las Vegas Strip, has housed one medical and one adult-use license. The Planet 13 Las Vegas Superstore has the capacity to serve between 3,000 and 5,000 customers per day through its new, enhanced dispensary. We intend to build out the balance of the Planet 13 Las Vegas Superstore location with ancillary services such as a potential cannabis lounge in a segregated area of the facility where patrons will be able to consume products that have been purchased at the dispensary. The Planet 13 Las Vegas Superstore also houses our corporate offices. Prior to relocating to the Planet 13 Las Vegas Superstore, the licenses operated out of the Medizin Facility, a 2,300 square foot facility located approximately six miles off the Las Vegas Strip. In September 2020, we received an unincorporated Clark County adult-use license for the Medizin Facility dispensary which had closed when its dispensary licenses were transferred to the Planet 13 Las Vegas Superstore and re-opened the Medizin Facility on November 30, 2020.

The regulatory framework for consumption lounge applications and operations was finalized in July 2022. In December 2022, we were approved for a retail attached cannabis consumption lounge prospective license and continue to develop our buildout and operational plans.

We operate one dispensary in California, the Planet 13 OC Superstore, which occupies approximately 25,600 square feet of retail space on Warner Avenue in the City of Santa Ana located in Orange County. On March 3, 2023, we submitted a request to the California Department of Cannabis Control to add a medical designation to our dispensary license which will allow for the sale of medical cannabis products from the Planet 13 OC Superstore.

On August 5, 2021, our subsidiary, Planet 13 Illinois, which was then owned 49% by us and 51% by Frank Cowan, a resident of Illinois, was a lottery winner for a Social-Equity Justice Involved Conditional Adult Use Dispensing Organization License in the Chicago-Naperville-Elgin region from the Department of Financial and Professional Regulation in the State of Illinois. On February 7, 2023, we exercised and closed our option to purchase Mr. Cowan's 51% interest in Planet 13 Illinois. On October 5, 2021, we formed Planet 13 Chicago, LLC as a 100% owned leasing entity to support future operations in Illinois. On February 3, 2023, we closed on the purchase of a dispensary location in the town of Waukegan, a suburb of the greater Chicago area, and anticipate that it will be operational in the quarter ended December 31, 2023.

Our Florida MMTC license authorizes us to dispense medical marijuana to qualified patients and caregivers. We have entered into four leases for dispensing locations in Florida which remain subject to completion of tenant improvements and regulatory inspection prior to sales to customers.

Licenses

Please see Table 1 below for a list of the cannabis licenses issued to us in each state.

Table 1: Licenses

Holding Entity	Permit/License	Jurisdiction	Expiration/Renewal Date	Description
MMDC	Medical/Adult-Use	Clark County, NV	June 30, 2024	Dispensary
MMDC	Adult-Use	Clark County, NV	November 30, 2023	Dispensary
MMDC	Medical/Adult-Use	Clark County, NV	June 30, 2024	Cultivation
MMDC	Medical/Adult-Use	Clark County, NV	June 30, 2024	Production
MMDC	Medical/Adult-Use	Nye County, NV	June 30, 2024	Cultivation
MMDC	Medical/Adult-Use	Clark County, NV	June 30, 2024	Cultivation
MMDC	Medical/Adult-Use	Clark County, NV	June 30, 2024	Production
MMDC	Medical	Nye County, NV	June 30, 2024	Production
MMDC	Adult-Use	Nye County, NV	December 31, 2023	Production
MMDC	Distribution	Clark County, NV	March 31, 2024	Distribution
Newtonian	Medical / Adult-Use Retailer	Santa Ana, CA	April 17, 2024	Dispensary(1)
Newtonian	Medical / Adult-Use Distribution	Santa Ana, CA	June 11, 2024	Distribution
NGW	Medical/Adult-Use	Coalinga, CA	June 20, 2024	Distribution
NGW	Medical/Adult-Use	Coalinga, CA	October 26, 2023	Manufacturer Type 6
NGW	Adult-Use	Coalinga, CA	November 17, 2023	Cultivation, Medium Indoor
Planet 13 Florida	MMTC	Florida	October 25, 2024	MMTC
Planet 13 Illinois	Adult-Use Dispensing	Chicago-Naperville-Elgin, IL	July 11, 2024	Dispensary

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(1)	On March 16, 2023, DCC enhanced this dispensary license to add a medical designation, allowing for the sale of medical cannabis products.

Legal and Regulatory Matters

United States Federal Law Overview

At the federal level, cannabis currently remains a Schedule I controlled substance under the U.S. Controlled Substance Act of 1970 (the “CSA”). Under U.S. federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the drug under medical supervision. As such, the manufacture, importation, possession, use or distribution of cannabis remains illegal under U.S. federal law. This has created a dichotomy between state and federal law, whereby many states have elected to regulate and remove state-level penalties regarding a substance that is still illegal at the federal level. As of September 25, 2023, and despite the conflict with U.S. federal law, the medical use of cannabis is permitted in 38 states, the District of Columbia, the Commonwealth of the Northern Mariana Islands, Guam, Puerto Rico, and the U.S. Virgin Islands, and of those, the adult use of cannabis for recreational purposes is authorized in 23 states and the District of Columbia, the Commonwealth of the Northern Mariana Islands, and Guam.

While technically illegal, the U.S. federal government’s approach to enforcement of such laws has, at least until recently, trended toward non-enforcement. On August 29, 2013, the U.S. Department of Justice (“DOJ”) issued a memorandum known as the “Cole Memorandum” to all U.S. Attorneys’ offices (federal prosecutors). The Cole Memorandum generally directed U.S. Attorneys not to prioritize the enforcement of federal marijuana laws against individuals and businesses that rigorously comply with state regulatory provisions in states with strictly-regulated medical or adult-use cannabis programs. The Cole Memorandum, while not legally binding, assisted in managing the tension between state and federal laws concerning state-regulated cannabis businesses.

However, on January 4, 2018, the Cole Memorandum was revoked by then Attorney General Jeff Sessions. While this did not create a change in federal law - as the Cole Memorandum was not itself law - the revocation added to the uncertainty of U.S. federal enforcement of the CSA in states where cannabis use is regulated. Sessions also issued a one-page memorandum known as the “Sessions Memorandum”. This confirmed the rescission of the Cole Memorandum and explained that the Cole Memorandum was “unnecessary” due to existing general enforcement guidance as set forth in the U.S. Attorney’s Manual (the “USAM”). The USAM enforcement priorities, like those of the Cole Memorandum, are also based on the federal government’s limited resources, and include “law enforcement priorities set by the Attorney General,” the “seriousness” of the alleged crimes, the “deterrent effect of criminal prosecution,” and “the cumulative impact of particular crimes on the community.”

While the Sessions Memorandum does emphasize that marijuana is a Schedule I controlled substance and states the statutory view that it is a “dangerous drug and that marijuana activity is a serious crime,” it does not otherwise guide U.S. Attorneys that the prosecution of marijuana-related offenses is now a DOJ priority. Furthermore, the Sessions Memorandum explicitly describes itself as a guide to prosecutorial discretion. Such discretion is firmly in the hands of U.S. Attorneys in deciding whether to prosecute marijuana-related offenses. U.S. Attorneys could individually continue to exercise their discretion in a manner similar to that displayed under the Cole Memorandum’s guidance. Dozens of U.S. Attorneys across the country have affirmed their commitment to proceeding in this manner, or otherwise affirming that their view of federal enforcement priorities has not changed, although a few have displayed greater ambivalence.

On January 21, 2021, Joseph Biden, Jr. was sworn in as President of the United States. President Biden’s Attorney General, Merrick Garland, was confirmed by the United States Senate on March 10, 2021. It is not yet known whether the Department of Justice under President Biden and Attorney General Garland will re-adopt the Cole Memorandum or announce a substantive marijuana enforcement policy. Mr. Garland indicated at a confirmation hearing before the United States Senate that it did not seem to him to be a good use of limited resources to pursue prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise. In a White House Statement dated October 6, 2022, President Biden announced “First, I am announcing a pardon of all prior Federal offenses of simple possession of marijuana ... Second, I am urging all Governors to do the same with regard to state offenses ... Third, I am asking the Secretary of Health and Human Services and the Attorney General to initiate the administrative process to review expeditiously how marijuana is scheduled under federal law.” On August 30, 2023, Bloomberg reported on a non-public letter from the United States Department of Health and Human Services (“HHS”) to the United States Drug Enforcement Administration announced that HHS would recommend moving marijuana from Schedule I to Schedule III under the CSA. Rescheduling, if it occurs, could result in significant, material changes in the federal legal and regulatory framework and enforcement, up to and including an environment under which the current state-based licenses are no longer feasible for operation. Rescheduling from Schedule I to Schedule III is generally anticipated to result in allowance of income tax deductions for federal income tax purposes, as the underlying activity will no longer be viewed as federally illegal.

Despite these statements which appear positive for the nascent cannabis industry, there is no guarantee that cannabis will be rescheduled federally, that current state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the United States Congress amends the CSA with respect to cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current U.S. federal law. Currently, in the absence of uniform federal guidance, as had been established by the Cole Memorandum, enforcement priorities are determined by respective United States Attorneys.

In addition to federal illegality and uncertainty of state-driven legalization frameworks for cannabis operators within the U.S., it may potentially be a violation of federal anti-money laundering statutes for financial institutions to take any proceeds from the sale of cannabis or any other Schedule I controlled substance. Canadian banks are likewise hesitant to deal with cannabis companies, due to the uncertain legal and regulatory framework of the industry. Banks and other financial institutions, particularly those that are federally chartered in the U.S., could be prosecuted and possibly convicted of money laundering for providing services to cannabis businesses.

Despite these laws, the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”) issued a memorandum on February 14, 2014 (the “FinCEN Memorandum”) outlining the pathways for financial institutions to bank state-sanctioned cannabis businesses in compliance with federal enforcement priorities. The FinCEN Memorandum echoed the enforcement priorities of the Cole Memorandum. Under these guidelines, financial institutions must submit a Suspicious Activity Report (“SAR”) in connection with all marijuana-related banking activities by any client of such financial institution, in accordance with federal money laundering laws. These marijuana-related SARs are divided into three categories - marijuana limited, marijuana priority, and marijuana terminated - based on the financial institution’s belief that the business in question follows state law, is operating outside of compliance with state law, or where the banking relationship has been terminated, respectively. On the same day as the FinCEN Memorandum was published, the DOJ issued a memorandum (the “2014 DOJ Memorandum”) directing prosecutors to apply the enforcement priorities of the Cole Memorandum in determining whether to charge individuals or institutions with crimes related to financial transactions involving the proceeds of cannabis-related conduct. The 2014 DOJ Memorandum has been rescinded as of January 4, 2018, along with the Cole Memorandum, removing guidance that enforcement of applicable financial crimes against state-compliant actors was not a DOJ priority.

However, former Attorney General Sessions’ revocation of the Cole Memorandum and the 2014 DOJ Memorandum has not affected the status of the FinCEN Memorandum, nor has the Department of the Treasury given any indication that it intends to rescind the FinCEN Memorandum itself. Though it was originally intended for the 2014 DOJ Memorandum and the FinCEN Memorandum to work in tandem, the FinCEN Memorandum appears to be a standalone document which explicitly lists the eight enforcement priorities originally cited in the Cole Memorandum. As such, the FinCEN Memorandum remains intact, indicating that the Department of the Treasury and FinCEN intend to continue abiding by its guidance. However, in the United States, it is difficult for cannabis-based businesses to open and maintain a bank account with any bank or other financial institution.

In the U.S., the SAFE Banking Act of 2019, H.R. 1595 (“SAFE Banking Act”), was first introduced on March 7, 2019 and passed a vote on September 25, 2019 by the Committee of the Whole Congress, but failed to receive the support needed to pass the U.S. Senate. Generally, the act would let banks offer services to cannabis-related businesses. They could also offer services to those businesses’ employees. In both Canada and the U.S., transactions involving banks and other financial institutions are both difficult and unpredictable under the current legal and regulatory landscape. Legislative changes could help to reduce or eliminate these challenges for companies in the cannabis space and would improve the efficiency of both significant and minor financial transactions. On September 27, 2023, the Committee on Banking, Housing, and Urban Affairs of the United States Senate passed a legislative markup of the Act, now titled the “SAFER Banking Act,” out of the committee and headed to the Senate floor for a vote. While there is strong support in the public and within Congress for the SAFER Banking Act and similar legislation, there can be no assurance that it will be passed as presently proposed or at all.

Although the Cole Memorandum and 2014 DOJ Memorandum have been rescinded, Congress has used the Joyce Amendment, previously known as the Rohrabacher-Farr and the Rohrabacher-Leahy Amendment, as a rider provision in the FY 2015, 2016, 2017, 2018, 2019, 2020, and 2021 Consolidated Appropriations Acts and accompanying stopgap spending measures to prevent the federal government from using congressionally appropriated funds to enforce federal marijuana laws against regulated medical cannabis actors operating in compliance with state and local law. President Joe Biden became the first president to propose a budget with the Joyce Amendment included. On December 29, 2022, the Joyce Amendment was renewed through the signing of the “Consolidated Appropriations Act, 2023” which extended the protections for the medical cannabis industry until September 30, 2023. On September 30, 2023, the U.S. House of Representatives passed a stopgap funding bill titled as the “Continuing Appropriations Act, 2024 and Other Extensions Act,” which continued the enforcement restrictions regarding medical marijuana through November 17, 2023.

Despite the legal, regulatory, and political obstacles the cannabis industry currently faces, the industry has continued to grow. It was anticipated that the federal government would eventually repeal the federal prohibition on cannabis and thereby leave the states to decide for themselves whether to permit regulated cannabis cultivation, production and sale, just as states are free today to decide policies governing the distribution of alcohol or tobacco.

Given current political trends, however, these developments are considered unlikely to materialize in the near-term. As an industry best practice, despite the recent rescission of the Cole Memorandum, we intend to abide by the following to ensure compliance with the guidance provided by the Cole Memorandum:

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ensure that our cannabis related activities adhere to the scope of the licensing obtained (for example, in states where cannabis is permitted only for adult-use, the products are only sold to individuals who meet the requisite age requirements);

●	implement policies and procedures in place to ensure that funds are not distributed to criminal enterprises, gangs or cartels;

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implement an inventory tracking system and necessary procedures to ensure that such compliance system is effective in tracking inventory and preventing diversion of cannabis or cannabis products into those states where cannabis is not permitted by state law, or cross any state lines in general;

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ensure that our state-authorized cannabis business activity is not used as a cover or pretense for trafficking of other illegal drugs, is engaged in any other illegal activity or any activities that are contrary to any applicable anti-money laundering statutes; and

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ensure that our products comply with applicable regulations and contain necessary disclaimers about the contents of the products to prevent adverse public health consequences from cannabis use and prevent impaired driving.

In addition, we may (and frequently do) conduct background checks to ensure that the principals and management of our operating subsidiaries are of good character and have not been involved with other illegal drugs, engaged in illegal activity or activities involving violence, or use of firearms in cultivation, manufacturing or distribution of cannabis. We also conduct ongoing reviews of the activities of our cannabis businesses, the premises on which they operate and the policies and procedures that are related to possession of cannabis or cannabis products outside of the licensed premises, including the cases where such possession is permitted by regulation.

Nevada State Law Overview

In 2000, Nevada voters passed a medical marijuana initiative allowing physicians to recommend cannabis for an inclusive set of qualifying conditions including chronic pain and created a limited non-commercial medical marijuana patient/caregiver system. Senate Bill 374, which passed the legislature and was signed by the Nevada Governor in 2013, expanded this program and established a for-profit regulated medical marijuana industry.

In 2014, Nevada accepted medical marijuana business applications and a few months later the Nevada Division of Public and Behavioral Health (the “Division”) approved 182 cultivation licenses, 118 licenses for the production of edibles and infused products, 17 independent testing laboratories, and 55 medical marijuana dispensary licenses. The number of dispensary licenses was then increased to 66 by legislative action in 2015. The application process was merit-based, competitive, and is currently closed.

Nevada has a medical marijuana program and passed adult-use legalization through the ballot box in November 2016. Under Nevada’s adult-use marijuana law, the state licensed marijuana cultivation facilities, product manufacturing facilities, distributors, retail stores and testing facilities. For the first 18 months after legalization, applications to the Nevada State Department of Taxation (the “DOT”) for adult- use establishment licenses were only accepted from existing medical marijuana establishments and from existing liquor distributors for the adult-use distribution license. The Division licensed and regulated medical marijuana establishments up until July 1, 2017, when the state’s medical marijuana program merged with adult-use marijuana enforcement under the DOT. After merging medical and adult-use marijuana regulation and enforcement, the single regulatory agency was known as the “Marijuana Enforcement Division of the Department of Taxation.” The DOT oversaw regulation of cannabis operations until the State of Nevada’s Cannabis Compliance Board (the “CCB”) took over on July 1, 2020. As of October 5, 2020, all five members of the CCB were appointed by the Nevada Governor.

In February 2017, the state announced plans to issue “early start” recreational marijuana establishment licenses in the summer of 2017. These licenses expired at the end of the year and, beginning on July 1, 2017, allowed marijuana establishments holding both a retail marijuana store and dispensary license to sell their existing medical marijuana inventory as either medical or adult-use marijuana. All cannabis cultivated and infused products produced under the adult-use program that were not existing inventory at a medical marijuana dispensary were transported to retail marijuana stores utilizing a licensed retail marijuana distributor. Starting on July 1, 2017, medical and adult-use marijuana became subject to a 15% excise tax on the first wholesale sale (calculated on the fair market value) and adult-use cannabis is subject to an additional 10% special retail marijuana sales tax in addition to any general state and local sales and use taxes.

The regular retail marijuana program began in early 2018. The Regulation and Taxation of Marijuana Act specifies that, for the first 18 months of the program, only existing medical marijuana establishment certificate holders could apply for a retail marijuana establishment license. As that restriction expired in November 2018, on December 5, 2018, the DOT expanded the application process and awarded an additional 61 licenses for retail marijuana dispensaries in Nevada. The regular program was governed by permanent regulations found in Nevada Administrative Code Sections 453A and 453D through June 30, 2020.

In early 2019, Nevada legislature passed Nevada Assembly Bill 533 (“AB533”), which authorized the formation of the CCB to be vested with the authority to license and regulate persons and establishments engaged in cannabis activities within Nevada and promulgated statutes which will replace Nevada Revised Statute (“NRS”) 453A and 453D effective on July 1, 2020. Those statutes are currently codified at NRS 678A, B, C and D. On July 21, 2020, the CCB adopted final Nevada Cannabis Compliance Regulations 1 through 14 (“NCCR”) which are substantially similar to the former Nevada Administrative Code Sections 453A and 453D. CCB continuously reviews, updates, and adds to the NCCRs, the most material update being the June 28, 2022 addition of Regulation 15 relating to cannabis consumption lounges.

In response to industry feedback, on October 20, 2020, the CCB amended NCCR 5 to give clarity regarding public company ownership of Nevada cannabis companies. Generally, those amendments include such companies being required to provide to the CCB notice of annual general meetings of shareholders and a non-objecting beneficial owners (“NOBO”) list as of the record date of each such meeting, and disclosure of any stockholders having 5% or greater ownership interest or that are able to exert control over a Nevada cannabis establishment. Additionally, the CCB requires an updated list of all beneficial owners, regardless of amount or type of ownership, but if a list of all beneficial owners cannot be obtained through reasonable cost and/or effort, the publicly traded company must provide an updated NOBO list as of the annual meeting record date, and explain why it cannot provide a list of all beneficial owners through reasonable cost and effort.

Nevada does not have any U.S. residency requirements with respect to license ownership, but does require background checks of all individuals having an ownership interest. Background checks are waivable at the discretion of the CCB for individuals having less than 5% ownership interest. The last background check waiver approval received from the CCB was on August 23, 2022, in relation to our acquisition of Next Green Wave Holdings Inc. and extended to all shareholders holding less than 5% ownership interest. Although the CCB has not chosen to exercise their authority to require a background check on ownership interests in public cannabis companies that remain under 5% and do not otherwise exercise control over a Nevada cannabis licensee, the CCB does have authority to require a licensee to investigate and submit any ownership interest, beneficial or direct, for CCB approval. For example, under Nevada cannabis laws, any beneficial holder of any of our securities, regardless of the number of shares, may be required to file an application, be investigated, and have his or her suitability as a beneficial holder of the voting securities determined if the CCB has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada.

In addition, vertical integration is neither required nor prohibited. All medical cannabis sales are made subject to the recipient holding a registry identification card issued by the State of Nevada as defined at NRS 678C.080. We are permitted to sell medical cannabis products to non-Nevada patients as non-Nevada patients are permitted reciprocity under NRS 678C.470.

Nevada Reporting Requirements

Nevada has selected Franwell Inc.’s METRC solution (“METRC”) as the state’s track-and-trace system used to track commercial cannabis activity and movement through the supply chain. Individual licensees whether directly or through third-party integration systems are required to push data to the state to meet all reporting requirements. For all licensed facilities, we have designated an in-house computerized seed to sale software that integrates with METRC via an application programming interface, and captures the required data points for cultivation, production and retail as required by Nevada statutes and regulations.

Nevada Licenses and Regulatory Compliance

We are licensed for the cultivation, production, distribution, and retail sale of cannabis and cannabis products. These licenses were formerly issued by the DOT under the provisions of NRS section 453A through June 30, 2020 and reissued by the CCB under NRS 678A, B and D starting July 1, 2020. All licenses are independently issued for each approved activity for use at our facilities and retail locations in Nevada.

Cannabis consumption lounges were authorized in Nevada pursuant to AB 341 in the 2021 81st Session of the Nevada Legislature. On July 9, 2021, our subsidiary MMDC received a notification letter of eligibility to hold a retail attached cannabis consumption lounge license from the CCB. On June 28, 2022, the CCB adopted regulations for the cannabis consumption lounge application and requirements to operate. On June 20, 2023, we were approved for a retail attached cannabis consumption lounge conditional license, and on September 19, 2023, we were approved for a zoning permit to place the lounge inside the Planet 13 Las Vegas SuperStore. We have targeted opening the consumption lounge in or around the quarter ended March 31, 2024.

Our licenses are in good standing and we, through MMDC, are in compliance with Nevada’s cannabis regulatory program. MMDC has responded to all CCB inspections and received approval on all corrective actions.

We comply with applicable Nevada state licensing requirements as follows: (i) MMDC is licensed pursuant to applicable Nevada state law to cultivate, possess and/or distribute THC-bearing cannabis in Nevada; (ii) renewal dates for such licenses are docketed by legal counsel and/or other advisors; (iii) random audits of our business activities are conducted by the applicable Nevada state regulator and by us to ensure compliance with applicable Nevada state law; (iv) each of our employees is provided with an employee handbook that outlines internal standard operating procedures in connection the cultivation, possession and distribution of cannabis to ensure that all cannabis inventory and proceeds from the sale of such cannabis are properly accounted for and tracked, including through the use of scanners to confirm each customer’s legal age and the validity of each customer’s photo identification; (v) each room that cannabis inventory and/or proceeds from the sale of such inventory enter is monitored by video surveillance; and (vi) software is used to track cannabis inventory from seed to sale. We are contractually obligated to comply with applicable Nevada state law in connection with the cultivation, possession and/or distribution of cannabis in Nevada.

All Nevada cannabis establishments must be licensed by the CCB. If applications contain all required information and after vetting of officers, establishments are issued a cannabis establishment registration certificate. In a local governmental jurisdiction that issues business licenses, the issuance by the CCB of a cannabis establishment license is considered conditional until the local government has issued a business license for operation and the establishment is in compliance with all applicable local governmental ordinances. Final licenses are valid for a period of one year and are subject to annual renewals after required fees are paid and the business remains in good standing. It is important to note that conditional licenses do not permit the operation of any commercial or medical cannabis businesses. Only after a conditional licensee has gone through necessary state and local inspections, if applicable, and has received a final license from the CCB may an entity engage in cannabis business operation. The CCB limits applications for all licenses.

Our executive team’s duties include monitoring the day-to-day activities of regulatory compliance staff, including ensuring that the established standard operating procedures are being adhered to at each stage of the cultivation, processing and distribution cycle, to identify any non-compliance matters and to put in place the necessary modifications to ensure compliance. The regulatory compliance staff conducts regular unannounced audits against our established standard operating procedures and State of Nevada regulations. Each employee is provided with an employee handbook outlining the standard operating procedures and state regulations upon hiring and is then provided with one-on-one quality and regulatory training through programs overseen by Company management.

California State Law Overview

In 1996, California was the first state to legalize medical marijuana through Proposition 215, the Compassionate Use Act of 1996. This legalized the use, possession and cultivation of medical marijuana by patients with a physician recommendation for treatment of cancer, anorexia, AIDS, chronic pain, spasticity, glaucoma, arthritis, migraine, or any other illness for which marijuana provides relief.

In 2003, Senate Bill 420 was signed into law establishing an optional identification card system for medical marijuana patients. In September 2015, the California legislature passed three bills collectively known as the Medical Cannabis Regulation and Safety Act (“MCRSA”). The MCRSA established a licensing and regulatory framework for medical marijuana businesses in California. The system created multiple license types for dispensaries, infused products manufacturers, cultivation facilities, testing laboratories, transportation companies, and distributors. Edible infused product manufacturers would require either volatile solvent or non-volatile solvent manufacturing licenses depending on their specific extraction methodology. Multiple agencies would oversee different aspects of the program and businesses would require a state license and local approval to operate. However in November 2016, voters in California overwhelmingly passed Proposition 64, the Adult-Use of Marijuana Act (“AUMA”) creating an adult-use marijuana program for adults 21 years of age or older.

AUMA included certain conflicting provisions with MCRSA, so in June 2017, the California State Legislature passed Senate Bill No. 94, known as Medicinal and Adult-Use Cannabis Regulation and Safety Act (“MAUCRSA”), which amalgamates MCRSA and AUMA to provide a set of regulations to govern a medical and adult-use licensing regime for cannabis businesses in the State of California. At that time the four agencies that regulated marijuana at the state level were the Bureau of Cannabis Control (“BCC”), California Department of Food and Agriculture, California Department of Public Health, and California Department of Tax and Fee Administration. MAUCRSA came into effect on January 1, 2018. One of the central features of MAUCRSA is known as “local control.” In order to legally operate a medical or adult-use marijuana business in California, an operator must have both a local and state license. This requires license holders to operate in cities or counties with marijuana licensing programs. Cities and counties in California are allowed to determine the number of licenses they will issue to marijuana operators, or can choose to outright ban marijuana.

State cannabis licenses in California must be renewed annually. Depending on the jurisdiction, our local authorizations must generally be renewed annually as well. Each year, licensees are required to submit a renewal application per State cannabis regulatory guidelines. Provided renewal applications are submitted in a timely manner, we can expect the renewals to be granted in the ordinary course of business.

On January 10, 2020, the three commercial cannabis licensing agencies in California, the BCC, the Department of Food and Agriculture, and the Department of Public Health (collectively, “California Licensing Agencies”) announced that California Governor Gavin Newsom’s budget proposal for cannabis industry regulation and taxation included plans to consolidate the three licensing entities that are currently housed at the California Licensing Agencies into a single Department of Cannabis Control by July 2021. With the passage of AB 141 on July 12, 2021, the California Licensing Agencies were consolidated into the Department of Cannabis Control (“DCC”). On September 8, 2021, the DCC announced proposed emergency regulations to move all cannabis regulations into Title 4 of the California Code of Regulations, with a stated goal of consolidating and improving the regulations. Effective November 7, 2022, the DCC made permanent the emergency regulations adopted on September 27, 2021, and March 28, 2022. The DCC adopted a consolidated regulatory package that streamlines and simplifies cannabis regulations, eases burdens for licensees, and enhances consumer and youth protections. DCC proposed changes to the current regulations are available to track online at: https://cannabis.ca.gov/cannabis-laws/rulemaking/.

MAUCRSA allows local municipalities and jurisdictions to authorize the on-site consumption of cannabis by state-licensed retailers and/or microbusinesses. If a city or county permits it, retailers and microbusinesses can have on-site consumption if: (i) access to the area where cannabis consumption is allowed is restricted to persons 21 years of age and older, (ii) cannabis consumption is not visible from any public place or non-age-restricted area, and (iii) the sale or consumption of alcohol or tobacco is not allowed on the premises.

California Reporting Requirements

California has selected METRC as the state’s track-and-trace system used to track commercial cannabis activity and movement across the supply chain. Individual licensees whether directly or through third-party integration systems are required to push data to the state to meet all reporting requirements. For all licensed facilities, we have designated an in- house computerized seed to sale software that integrates with METRC via an application programming interface, and captures the required data points for cultivation, manufacturing and retail as required by California statutes and regulations.

California License and Regulatory Compliance

We, through our subsidiaries Newtonian and NGW, are licensed for the cultivation, manufacturing, distribution, and retail sale of cannabis and cannabis products. We are in compliance with applicable licensing requirements and the regulatory framework enacted by the State of California. In order to qualify for these licenses, we submitted applications and license renewals with detailed plans and procedures evidencing to the applicable regulators that we comply with all statutory and regulatory requirements in California for the operation of the licenses. We have retained a California regulatory consultant with experience operating regulatory-compliant California license operations to advise us on regulatory requirements and updates in that state. Additionally, our executive team works regularly with our California regulatory consultant and oversees all aspects of services provided to ensure compliance and continuity of these licenses.

Florida State Law Overview

In 2014, the Florida Legislature passed the Compassionate Use Act, which was the first legal medical cannabis program in the state’s history. The original Compassionate Use Act only allowed for low-THC cannabis to be dispensed and purchased by patients suffering from cancer and epilepsy. In 2016, the Legislature passed the Right To Try Act which allowed for full potency cannabis to be dispensed to patients suffering from a diagnosed terminal condition. Also in 2016, the Florida Medical Marijuana Legalization Initiative was introduced by citizen referendum and passed on November 8. This language, known as “Amendment 2,” amended the state constitution and mandated an expansion of the state’s medical cannabis program.

Amendment 2, and the resulting expansion of qualifying medical conditions, became effective on January 3, 2017. The Florida Department of Health, physicians, dispensing organizations and patients are bound by Article X Section 29 of the Florida Constitution and Florida Statutes Section 381.986. On June 9, 2017, the Florida House of Representatives and Florida Senate passed respective legislation to implement the expanded program by replacing large portions of the existing Compassionate Use Act, which officially became law on June 23, 2017.

The Florida Statutes Section 381.986(8) provides a regulatory framework that requires licensed producers, which are statutorily defined as “Medical Marijuana Treatment Centers”, to cultivate, process and dispense medical cannabis in a vertically-integrated marketplace.

Licenses are issued by the Office of Medical Marijuana Use (“OMMU”) and must be renewed biennially. License holders can only own one license. Currently, the dispensaries can be in any geographic location within the state, provided that the local jurisdiction’s zoning regulations authorize such a use, the proposed site is zoned for a pharmacy and the site is not within 500 feet of a school.

The MMTC license permits us to sell medical cannabis to qualified patients to treat certain medical conditions in Florida, which are delineated in Florida Statutes Section 381.986. As we expect our operations in Florida to be vertically-integrated, we will be able to cultivate, harvest, process and sell/dispense/deliver our own medical cannabis products. Under the terms of our Florida license, we are permitted to sell medical cannabis only to qualified medical patients that are registered with the State. Only qualified physicians who have successfully completed a medical cannabis educational program can register patients on the Florida Office of Medical Marijuana Use Registry.

An Adult Personal Use of Marijuana ballot initiative gathered over 1 million signatures in 2023. The state attorney general filed an opposition brief following a request for advisory opinion filed with the Supreme Court of Florida on July 19, 2023. If the ballot initiative survives legal challenge, Florida voters will be permitted to vote on the adult personal use of marijuana on the November 5, 2024 ballot.

In 2023, OMMU issued two new MMTC licenses pursuant to a statutory provision requiring the issuance of MMTC licenses to certain individuals and entities who were members of a class that sued the United States Department of Agriculture alleging racial discrimination by the agency in the allocation of financial assistance to farmers. OMMU is currently reviewing applications for additional licenses under the this provision and can potentially issue up to 10 more MMTC licenses.

In April 2023, OMMU accepted applications for the issuance of 22 new MMTC licenses. OMMU is currently evaluating and scoring the applications. Once OMMU announces its selection of the winning applicants, it is anticipated that there will be litigation which delays the issuance of the licenses. At this time, it is unclear when OMMU will announce the winners and when the licenses will ultimately be issued.

Florida Reporting Requirements

Florida law calls for the OMMU to establish, maintain, and control a computer software tracking system that traces cannabis from seed to sale and allows real-time, 24-hour access by the OMMU to such data. The tracking system must allow for integration of other seed-to-sale systems and, at a minimum, include notification of certain events, including when marijuana seeds are planted, when marijuana plants are harvested and destroyed and when cannabis is transported, sold, stolen, diverted, or lost. Each medical marijuana treatment center shall use the seed-to-sale tracking system established by the OMMU or integrate its own seed-to-sale tracking system with the seed-to-sale tracking system established by the OMMU. At this time the OMMU has not implemented a statewide seed-to-sale tracking system. Additionally, the OMMU also maintains a patient and physician registry and the licensee must comply with all requirements and regulations relative to the provision of required data or proof of key events to said system in order to retain its license. Florida requires all MMTCs to abide by representations made in their original application to the State of Florida or any subsequent variances to same. Any changes or expansions of previous representations and disclosures to the OMMU must be approved by the OMMU via a variance process.

Security and Storage Requirements

Adequate outdoor lighting is required from dusk to dawn for all MMTC facilities. 24-hour per day video surveillance is required and all MMTCs must maintain at least a rolling 45-day period that is made available to law enforcement and the OMMU upon demand. Alarm systems must be active at all times for all entry points and windows. Interior spaces must also have motion detectors and all cameras must have an unobstructed view of key areas. Panic alarms must also be available for employees to be able to signal authorities when needed.

In dispensaries, the MMTC must provide a waiting area with a sufficient seating area. There must also be a minimum of one private consultation/education room for the privacy of the patient(s) and their caregiver (if applicable). The MMTC may only dispense products between 7:00 am and 9:00 pm. All active products must be kept in a secure location within the dispensary and only empty packaging may be kept in the general area of the dispensary which is readily accessible to customers and visitors. No product or delivery devices may be on display in, or visible from, the waiting area.

An MMTC must at all times provide secure and logged access for all cannabis materials. This includes approved vaults or locked rooms. There must be at least two employees of the MMTC or an approved security provider on site at all times where cultivation, processing, or storing of cannabis occurs. All employees must wear proper identification badges and visitors must be logged in and wear a visitor badge while on the premises. The MMTC must report any suspected activity of loss, diversion or theft of cannabis materials within 24 hours of becoming aware of such an occurrence.

Florida Transportation Requirements

When transporting cannabis to dispensaries or to patients, a manifest must be prepared and transportation must be done using an approved vehicle. The cannabis must be stored in a separate, locked area of the vehicle and at all times while in transit there must be two people in a delivery vehicle. During deliveries, one person must remain with the vehicle. The delivery employees must at all times have identification badges. The manifest must include the following information: (i) departure date and time; (ii) name, address and license number of the originating MMTC; (iii) name and address of the receiving entity; (iv) the quantity, form and delivery device of the cannabis; (v) arrival date and time; (vi) the make, model and license plate of the delivery vehicle; and (vii) the name and signatures of the MMTC delivery employees. These manifests must be kept by the MMTC for inspection for up to three years. During the delivery, a copy of the manifest is also provided to the recipient.

OMMU Inspections in Florida

The OMMU may conduct announced or unannounced inspections of MMTC’s to determine compliance with applicable laws and regulations. The OMMU is to inspect an MMTC upon receiving a complaint or notice that the MMTC has dispensed cannabis containing mold, bacteria, or other contaminants that may cause an adverse effect to humans or the environment. The OMMU is to conduct at least a biennial inspection of each MMTC to evaluate the MMTC’s records, personnel, equipment, security, sanitation practices, and quality assurance practices.

Florida License and Regulatory Compliance

We, through our subsidiary, Planet 13 Florida, hold the MMTC license and are in compliance with applicable licensing requirements and the regulatory framework enacted by the State of Florida. We have retained Florida regulatory consultants with experience to advise us on regulatory requirement and updates in that state. Our executive team works regularly with our Florida regulatory consultant and oversees all aspects of statutory and regulatory compliance for our MMTC license.

Illinois State Law Overview

In June 2019, Illinois passed the Cannabis Regulation and Tax Act (“CRTA”), which legalized cannabis for recreational use and created one of the largest adult use markets in the country. The law went into effect on June 25, 2019, and adult use sales of cannabis began in the state on January 1, 2020. Under the CRTA, existing medical cannabis license holders were allowed to apply for Early Approval Adult Use Dispensing Organization (“EAAUDO”) licenses to be able to sell adult use product at existing medical cannabis dispensaries (known as “co-located” or “same site” dispensaries). Existing medical operators also received the privilege of opening a secondary adult use only retail dispensary for every medical cannabis dispensary location already existing in the operator’s portfolio. All EAAUDO license holders were also required to commit to Illinois’s groundbreaking Social Equity program either through a financial contribution, grant agreement, donation, incubation program, or sponsorship program.

The CRTA also authorized the issuance of an additional 75 Adult Use Dispensing Organization (“AUDO”) licenses, 40 craft grower licenses as well as infuser and transporter licenses in 2020. Generally speaking, these licenses were to be awarded via a competitive application process. The CRTA provided a significant advantage to applicants that qualified as a “Social Equity Applicant” under the CRTA. In addition, the CRTA authorized issuance up to 110 additional AUDO licenses and 60 craft grower licenses by December 21, 2021. However, due the COVID-19 pandemic, litigation relating to the application process, and the passage of H.B. 1443, which amended the CRTA, the issuance of new cannabis licenses in Illinois was delayed until July 2021. By June 2022, the Illinois Department of Agriculture (“IDOA”) has issued approximately 88 craft grower licenses in several tranches, along with infuser and transporter licenses. Note that those applicants who did not win a craft grow license have since sued IDOA alleging a host of issues and arguments relating to the application and scoring process. All such cases were consolidated for administrative purposes and are still pending (In re Cannabis Craft Grow Litigation, Case No.: 22 CH 06071).

On September 3, 2021, the Illinois Department of Financial and Professional Regulation (“IDFPR”) announced that 185 Conditional AUDO licenses have been awarded through three license lotteries that took place on July 29, 2021, August 5, 2021, and August 19, 2021 respectively. These Conditional AUDO licenses were ultimately issued to the respective winners in July 2022. The CRTA was subsequently amended in the Spring of 2023 and Conditional AUDO license holders are now required to site and operationalize their dispensaries within 720 days of license receipt.

Illinois Reporting Requirements

The state of Illinois currently uses BioTrackTHC as its computerized track-and-trace system for seed-to-sale reporting. However, Illinois announced that it will be switching to Metrc as the state’s track-and-trace system and that switch is expected to be implemented in or around the beginning of 2024. Individual licensees, whether directly or through third-party integration systems, are required to push data to the state to meet all reporting requirements.

Illinois Licenses and Regulatory Compliance

Illinois allows for five types of cannabis businesses within the state: (1) cultivation centers; (2) craft growers; (3) infusers; and (4) transporters which are regulated by the IDOA. Fifth are dispensaries, which are regulated by IDFPR.

All cultivation, infusing, and transporter establishments must register with the IDOA. All dispensaries must register with the IDFPR. If applications contain all required information, establishments are issued a marijuana establishment registration certificate. Registration certificates are valid for a period of one year and are subject to annual renewals after required fees are paid and the business remains in good standing. Pursuant to Illinois law, registration renewal applications must be received 45 days prior to expiration and may be denied if the license has a history of non-compliance and penalties.

The cultivation licenses permit a licensee to acquire, possess, cultivate, manufacture and process cannabis into edible products and cannabis-infused products. Cultivators can transfer, have tested, supply or sell cannabis and cannabis products and related supplies to licensed dispensaries, craft growers, and infusers. Infusing licenses permit a licensee to acquire and possess distillate from a licensed cultivator or craft grower and to manufacture edible and cannabis-infused products. Infusers can transfer, have tested, supply or sell cannabis and cannabis products to dispensaries. The transporter license permits a licensee to transport cannabis and cannabis products to and from licensed entities.

The retail dispensary license permits us to purchase cannabis and manufactured cannabis products from licensed cultivation centers, craft growers, and infusing organizations and to sell such products to adult consumers (21 years old or older).

On August 5, 2021, we, through our subsidiary, Planet 13 Illinois, in which entity we held a minority interest, won a Conditional Adult Use Dispensing Organization License in the Chicago-Naperville-Elgin region, the most populated region of Illinois. The conditional license was issued to Planet 13 Illinois on July 22, 2022 and expires 720 days from issuance. Such a license will cease to be “conditional”, and we will be issued an annual license once our dispensary location is inspected and approved to open.

On February 7, 2023, and upon the receipt of regulatory approval from IDFPR, we exercised our option to purchase the majority interest of Planet 13 Illinois. As such, we are now the 100% owner of that license holding entity.

We have retained Illinois regulatory counsel with experience to advise us on regulatory requirements during the conditional license period and following the anticipated annual license issuance to Planet 13 Illinois. Our executive team works regularly with our Illinois regulatory counsel and oversees all aspects of statutory and regulatory compliance.

Compliance with State Law

We are in compliance with California, Nevada, Illinois, and Florida laws and the related licensing framework. We use reasonable commercial efforts to confirm, through our legal counsel and local consultants, through the monitoring and review of our business practices, and through regular monitoring of changes to U.S. Federal enforcement priorities, that our businesses are in compliance with applicable licensing requirements and the regulatory frameworks enacted by the states in which we operate. Our executive team works with external legal advisors in Nevada, California, Illinois, and Florida to ensure that we and our subsidiaries are in compliance with applicable state laws, including:

●	frequent correspondence and updates with advisors;
●	development and maintenance of standard operating procedures with respect to dispensing, cultivation, processing and distribution;
●	ongoing monitoring of compliance with operating procedures and regulations by on-site management;
●	appropriate employee training for all standard operating procedures; and
●	subscription to monitoring programs to ensure compliance with the FinCEN Memorandum.

We have not received any noncompliance orders, citations or notices of violation that remain uncorrected or that may have an ongoing impact on our licenses, business activities or operations.

In addition, we will continue to ensure we are in compliance with applicable licensing requirements and the regulatory framework enacted in the states in which we operate by continuous review of our licenses and affirmation certifications from management. Each new license received by us undergoes both internal and independent reviews, and is subject to all compliance monitoring and requirements that are applied to existing licenses held or controlled by us. While our business activities are compliant with applicable state and local law, such activities remain illegal under United States federal law.

Storage and Security

To ensure the safety and security of cannabis business premises and to maintain adequate controls against the diversion, theft, and loss of cannabis or cannabis products, we do the following in full compliance with state statutes and regulations:

●	have an enclosed, locked facility, with appropriate entrance security;
●

train employees in security measures and controls, emergency response protocol, confidentiality requirements, safe handling of equipment, procedures for handling products, as well as the differences in strains, methods of consumption, methods of cultivation, methods of fertilization and methods for health monitoring;

●	install sophisticated, regulatory-compliant security equipment to deter and prevent unauthorized entrances;
●	install security alarms to alert local law enforcement of unauthorized breach of security; and
●	implement security procedures that:
	o	restrict access of the establishment to only those persons/employees authorized to be there;
	o	deter and prevent theft;
	o	provide identification (badge) for those persons/employees authorized to be in the establishment;
	o	prevent loitering;
	o	require and explain electronic monitoring; and
	o	require and explain the use of automatic or electronic notification to alert local law enforcement of an unauthorized breach of security.

Regulatory Risks

The U.S. cannabis industry is highly regulated, highly competitive and evolving rapidly. As such, new risks may emerge, and management may not be able to predict all such risks or be able to predict how such risks may impact on actual results.

Participants in the U.S. cannabis industry will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with regulations may result in additional costs for corrective measures, penalties or restrictions of operations. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on our business, results of operations and financial condition. Further, we may be subject to a variety of claims and lawsuits. Adverse outcomes in some or all of these claims may result in significant monetary damages or injunctive relief that could adversely affect our ability to conduct our business. The litigation and other claims are subject to inherent uncertainties and management’s view of these matters may change in the future. A material adverse impact on our financial statements also could occur for the period in which the effect of an unfavorable outcome becomes probable and reasonably estimable.

The U.S. cannabis industry is subject to extensive controls and regulations, which may significantly affect the financial condition of market participants. The marketability of any product may be affected by numerous factors that are beyond our control and which cannot be predicted, such as changes to government regulations, including those relating to taxes and other government levies which may be imposed. Changes in government levies, including taxes, could reduce our earnings and could make future growth uneconomic. The industry is also subject to numerous legal challenges, which may significantly affect our financial condition and which cannot be reliably predicted.

We expect to derive all of our revenues from the U.S. cannabis industry, which industry is illegal under U.S. federal law. As a result of the conflicting views between state legislatures and the federal government regarding cannabis, cannabis businesses in the U.S. are subject to inconsistent legislation and regulation. We began our operations in the State of Nevada, which has legalized the medical and adult-use of cannabis, and have expanded or plan to expand in other states with licensed cannabis opportunities. The U.S. federal government has not enacted similar legislation and the cultivation, sale and use of cannabis remains illegal under federal law pursuant to the CSA. The federal government of the U.S. has specifically reserved the right to enforce federal law in regard to the sale and disbursement of medical or adult-use cannabis even if state law sanctioned such sale and disbursement. It is presently unclear whether the U.S. federal government intends to enforce federal laws relating to cannabis where the conduct at issue is legal under applicable state law. This risk was further heightened by the revocation of the Cole Memorandum in January 2018. See “United States Federal Law Overview.”

Further, there can be no assurance that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local government authorities will not limit the applicability of state laws within their respective jurisdictions. It is also important to note that local and city ordinances may strictly limit and/or restrict the distribution of cannabis in a manner that will make it extremely difficult or impossible to transact business in the cannabis industry. If the U.S. federal government begins to enforce federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing state laws are repealed or curtailed, then our business would be materially and adversely affected.

U.S. federal actions against any individual or entity engaged in the cannabis industry or a substantial repeal of cannabis related legislation could adversely affect us. Our involvement in the medical and adult-use cannabis industry is illegal under the applicable federal laws of the United States and may be illegal under other applicable law. There can be no assurances the federal government of the United States or other jurisdictions will not seek to enforce the applicable laws against us. The consequences of such enforcement would be materially adverse to our business and could result in the forfeiture or seizure of all or substantially all of our assets. See “Risk Factors.”

Nature of the Company’s Involvement in the U.S. Cannabis Industry

We have a material direct involvement in the cannabis industry in Nevada and California. Currently, we are directly engaged in the cultivation, manufacture and production, possession, use, sale and distribution of cannabis in the medical and adult-use cannabis marketplace in Nevada and California. As of the date of this prospectus, we hold an MMTC license in Florida and a Conditional Adult-Use Dispensing Organization license in Illinois which we intend to place into operation.

As of the date of this prospectus, virtually all of our assets and revenues are directly attributable to the medical and adult-use cannabis market. We hold cultivation, production, dispensary, and distribution licenses for the State of Nevada and cultivation, manufacturing, dispensary, and distribution licenses for the State of California.

As previously stated, violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. This could have a material adverse effect on us, including our reputation and ability to conduct business, the listing of our securities on any stock exchange, our financial position, operating results and profitability. In addition, it is difficult for us to estimate the time or resources that would be needed for the investigation of any such matters or their final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial. The approach to the enforcement of cannabis laws may be subject to change or may not proceed as previously outlined. See “Risk Factors.”

Our operations in the U.S. cannabis industry are presently only in the States of Nevada and California and we currently hold licenses in Illinois and Florida. We may, in future periods, expand our operations outside of Nevada and California and intend to restrict such future expansion to: (i) only those states that have enacted laws legalizing cannabis; and (ii) only those states where we can comply with state (and local) laws and regulations and have the licenses, permits or authorizations to properly carry on each element of our business.

In addition, we will continue to ensure we are in compliance with applicable licensing requirements and the regulatory framework enacted in the states in which we operate by continuous review of our licenses and affirmation certifications from management.

We will continue to monitor, evaluate and re-assess the regulatory framework in the states in which we operate and any state that we may look to expand our operations to in the future, and the federal laws applicable thereto, on an ongoing basis; and will update our continuous disclosure regarding government policy changes or new or amended guidance, laws or regulations regarding cannabis in the U.S as required.

Anti-Money Laundering Laws and Regulations

We are subject to a variety of laws and regulations in the U.S. that involve money laundering, financial recordkeeping and proceeds of crime, including the U.S. Currency and Foreign Transactions Reporting Act of 1970 (“Bank Secrecy Act”), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the U.S. Further, under U.S. federal law, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other service could be found guilty of money laundering, aiding and abetting, or conspiracy.

Our activities, and any proceeds thereof, may be considered proceeds of crime due to the fact that cannabis remains illegal federally in the U.S. This may restrict our ability to declare or pay dividends or effect other distributions. Furthermore, while we have no current intention to declare or pay dividends on our common stock in the foreseeable future, we may decide to, or be required to, suspend declaring or paying dividends without advance notice and for an indefinite period of time.

Ability to Access Private and Public Capital

Prior to the reverse take-over transaction completed on June 11, 2018, we relied entirely on access to private capital in order to support our continuing operations and capital expenditure requirements. We expect to rely on both private and public capital markets to finance our growth plans in the U.S. legal cannabis industry. However, there is no assurance we will be successful, in whole or in part, in raising funds, particularly if the U.S. federal authorities change their position toward enforcing the CSA. Further, access to funding from U.S. residents may be limited due their unwillingness to be associated with activities which violate U.S. federal laws.

Additional Information

Our principal executive offices are located at 2548 West Desert Inn Road, Suite 100, Las Vegas, Nevada 89109. Our telephone number is (702) 815-1313 and our website address is www.planet13holdings.com. Through this website, our filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K are accessible (free of charge) as soon as reasonably practicable after materials are electronically filed or furnished to the SEC. The information provided on or available through our website is not part of this prospectus, and is not incorporated by reference into this prospectus or the registration statement of which it forms a part. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov or on the System for Electronic Document Analysis and Retrieval+ at www.sedarplus.ca.

Additional information about us is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, as updated by our subsequent filings, which are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operation. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

Risks Related to the Offering of Our Securities

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional common stock or other securities convertible into or exchangeable for common stock at prices that may not be the same as the price per share of stock paid by any investor in an offering in a subsequent prospectus supplement. We may sell shares or other securities in any other offering at a price per share that is less than the price per share or other security paid by any investor in an offering in a subsequent prospectus supplement, and investors purchasing shares or other securities in the future could have rights superior to you. The price per share of stock at which we sell additional common stock or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share of stock paid by any investor in an offering under a subsequent prospectus supplement.

There can be no assurance as to the liquidity of the trading market for certain securities or that a trading market for certain securities will develop.

There is no public market for the preferred stock, warrants, subscription rights or units and, unless otherwise specified in the applicable prospectus supplement, we do not intend to apply for listing of these securities on any securities exchange. If these securities are traded after their initial issue, they may trade at a discount from their initial offering prices depending on the market for similar securities, prevailing interest rates and other factors, including general economic conditions and our financial condition. There can be no assurance as to the liquidity of the trading market for any preferred stock, warrants, subscription rights or units or that a trading market for these securities will develop.

Our management will have broad discretion in the use of proceeds from the sale of any securities under this prospectus and may allocate the proceeds in ways that you may not approve.

Our management will have broad discretion with respect to the application of net proceeds received by us from the sale of any securities under this prospectus or a future prospectus supplement and may spend such proceeds in ways that do not improve our results of operations or enhance the value of the common stock or our other securities issued and outstanding from time to time. As a result, an investor will be relying on the judgment of management for the application of the proceeds. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business or cause the price of our securities issued and outstanding from time to time to decline. Management will have discretion concerning the use of the proceeds received by us from the sale of securities under this prospectus or a future prospectus supplement as well as the timing of their expenditure.

Risks Related to Regulation and our Industry

Cannabis continues to be a controlled substance under the CSA and our business model, and the nature of our operations could result in adverse actions by agencies of the U.S. federal government, which could have a material adverse effect on us.

Unlike in Canada, which has federal legislation uniformly governing the cultivation, distribution, sale and possession of medical cannabis under the Access to Cannabis for Medical Purposes Regulations (Canada) and the Cannabis Act (Canada), in the United States, cannabis is largely regulated at the state level. To date, a total of 39 states, Washington D.C., and the territories of Guam, Puerto Rico, the U.S. Virgin Islands, and the Northern Mariana Islands, have legalized medical cannabis in some form, and 23 of those states, Washington D.C., and the territories of Guam and the Northern Mariana Islands have legalized recreational cannabis.

If the DOJ policy were to aggressively pursue financiers or equity owners of cannabis-related business, and United States attorneys followed such DOJ policies through pursuing prosecutions, then we could face: (i) seizure of our cash and other assets used to support or derived from our cannabis subsidiaries; and (ii) the arrest of our employees, directors, officers, managers and investors, who could face charges of ancillary criminal violations of the CSA for aiding and abetting and conspiring to violate the CSA by virtue of providing financial support to state-licensed or permitted cultivators, processors, distributors, and/or retailers of cannabis. Additionally, as has recently been affirmed by U.S. Customs and Border Protection, our employees, directors, officers, managers and investors who are not U.S. citizens face the risk of being barred from entry into the United States for life.

Our primary businesses (owned directly or through one or more of our operating companies) are intended to be leading cultivators and dispensaries of cannabis and cannabis-infused products in the State of Nevada and other U.S. states. Because the production and sale of recreational cannabis remain illegal under federal law, it is possible that our future suppliers (and other third-party service providers) and customers may be forced to cease activities. The U.S. federal government, through both the U.S. Drug Enforcement Administration (the “DEA”) and the U.S. Internal Revenue Service (the “IRS”), has the right to actively investigate, audit and shut-down cannabis growing facilities and retailers. The U.S. federal government may also attempt to seize our property. Any action taken by the DEA and/or the IRS to interfere with, seize, or shut down our operations will have an adverse effect on our business, operating results and financial condition.

Some of our planned business activities, while compliant with applicable U.S. state and local law, are illegal under U.S. federal law.

Because the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal under U.S. federal law, and any such acts are criminal acts under federal law under any and all circumstances under the CSA, an investor’s contribution to and involvement in such activities may result in federal civil and/or criminal prosecution, including forfeiture of his, her or its entire investment. We may also be deemed to be aiding and abetting illegal activities through the contracts we have entered into and the products that we intend to provide. As a result, U.S. law enforcement authorities, in their attempt to regulate the illegal use of cannabis and any related drug paraphernalia, may seek to bring an action or actions against us, including, but not limited to, aiding and abetting another’s criminal activities. The U.S. federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” As a result of such an action, we may be forced to cease operations and be restricted from operating in the U.S., and our investors could lose their entire investment. Such an action would have a material negative effect on our business and operations.

Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry which are either used in the course of conducting such business, or are the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property was never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which with minimal due process, it could be subject to forfeiture.

In addition, companies providing goods and/or services to companies like us that are engaged in cannabis-related activities may, under threat of federal civil and/or criminal prosecution, suspend or withdraw their services. Any suspension of service and inability to procure goods or services from an alternative source, even on a temporary basis, that causes interruptions in our operations could have a material and adverse effect on our business, financial condition and results of operations.

There is uncertainty surrounding the U.S. federal government and Attorney General Merrick B. Garland and their influence and policies in opposition to the cannabis industry as a whole, and their actions could result in significant fines penalties, convictions or criminal charges, which could have a material adverse effect on us.

As a result of the conflicting views between state legislatures and the federal government regarding cannabis, investments in cannabis business in the United States are subject to inconsistent legislation and regulation. The response to this inconsistency was addressed in the Cole Memorandum. The Cole Memorandum was addressed to all United States district attorneys acknowledging that notwithstanding the designation of cannabis as a controlled substance at the federal level in the United States, several U.S. states have enacted laws relating to cannabis for medical purposes. The Cole Memorandum outlined certain priorities for the DOJ relating to the prosecution of cannabis offenses. In particular, the Cole Memorandum noted that in jurisdictions that have enacted laws legalizing cannabis in some form and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale and possession of cannabis, conduct in compliance with those laws and regulations is less likely to be a priority at the federal level. Notably, however, the DOJ has never provided specific guidelines for what regulatory and enforcement systems it deems sufficient under the Cole Memorandum standard.

In light of limited investigative and prosecutorial resources, the Cole Memorandum concluded that the DOJ should be focused on addressing only the most significant threats related to cannabis. States where medical cannabis had been legalized were not characterized as a high priority. On January 4, 2018, former U.S. Attorney General Jeff Sessions issued a memorandum to U.S. district attorneys which rescinded the Cole Memorandum. With the Cole Memorandum rescinded, U.S. federal prosecutors can exercise their discretion in determining whether to prosecute compliant state law cannabis-related operations as violations of U.S. federal law throughout the United States. The potential impact of the decision to rescind the Cole Memorandum is unknown and may have a material adverse effect on our business and results of operations. Through September 30, 2021, DOJ appropriations prohibit use of funds for enforcement actions against medical cannabis. Merrick B. Garland was sworn in on March 11, 2021 as the 86th U.S. Attorney General, and it remains unknown what position he or President Biden’s administration will take regarding federal enforcement actions against the cannabis industry.

With the repeal of the Cole Memorandum by former Attorney General Jeff Sessions, the Department of Justice could allege that we and our board of directors (the “Board”) and, potentially our shareholders, “aided and abetted” violations of federal law by providing finances and services to our portfolio cannabis companies. Under these circumstances, it is possible that the federal prosecutor would seek to seize our assets and to recover the “illicit profits” previously distributed to shareholders resulting from any of the foregoing financing or services. In these circumstances, our operations would cease, shareholders may lose their entire investment and our directors, officers and/or shareholders may be left to defend any criminal charges against them at their own expense and, if convicted, be sent to federal prison.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. This could have a material adverse effect on us, including our reputation and ability to conduct business, our holding (directly or indirectly) of cannabis licenses in the United States, the listing of our securities on stock exchanges, our financial position, operating results, profitability or liquidity or the market price of our publicly traded common stock. In addition, it is difficult to estimate the time or resources that would be needed for the investigation of any such matters or its final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

Our business interests in the United States include the cultivation and provision of cannabis and cannabis-infused products. We are not aware of any non-compliance with the applicable licensing requirements or regulatory framework enacted by the states in which any of our customers or partners are operating.

The industry in which we operate is still developing and subject to extensive regulation.

The cannabis industry is a new industry that may not succeed. Should the federal government in the U.S. change course and decide to prosecute those dealing in medical or other cannabis under applicable law, there may not be any market for our products and services in the U.S. Cannabis is a new industry subject to extensive regulation, and there can be no assurance that it will grow, flourish or continue to the extent necessary to permit us to succeed. We are treating the cannabis industry as a deregulating industry with significant unsatisfied demand for our proposed products and will adjust our future operations, product mix and market strategy as the industry develops and matures. Further, few clinical trials on the benefits of cannabis or isolated cannabinoids have been conducted. Future research and clinical trials may draw opposing conclusions to statements contained in the articles, reports and studies currently favored, or could reach different or negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing or other facts and perceptions related to medical cannabis, which could adversely affect social acceptance of cannabis and the demand for our products and dispensary services.

Accordingly, there is no assurance that the cannabis industry and the market for medicinal and/or adult-use cannabis will continue to exist and grow as currently anticipated or function and evolve in a manner consistent with management’s expectations and assumptions. Any event or circumstance that adversely affects the cannabis industry, such as the imposition of further restrictions on sales and marketing or further restrictions on sales in certain areas and markets could have a material adverse effect on our business, financial condition and results of operations.

We face risks due to industry immaturity or limited comparable, competitive or established industry best practices.

As a relatively new industry, there are not many established operators in the medical and adult use cannabis industries whose business models we can follow or build upon. Similarly, there is no or limited information about comparable companies available for potential investors to review in making a decision about whether to invest in us.

Shareholders and investors should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies, like us, that are in their early stages. For example, unanticipated expenses and problems or technical difficulties may occur, which may result in material delays in the operation of our business. We may fail to successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the extent that investors may lose their entire investments.

The size of our target market is difficult to quantify and investors will be reliant on their own estimates on the accuracy of market data.

Because the cannabis industry is in an early stage with uncertain boundaries, there is a lack of information about comparable companies available for potential investors to review in deciding about whether to invest in us and, few, if any, established companies whose business model we can follow or upon whose success we can build. Accordingly, investors will have to rely on their own estimates in deciding about whether to invest in us. There can be no assurance that our estimates are accurate or that the market size is sufficiently large for our business to grow as projected, which may negatively impact our financial results.

Our sales and marketing activities and enforcement of contracts may be hindered by regulatory restrictions.

The development of our business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by government regulatory bodies. The regulatory environment in the United States limits our ability to compete for market share in a manner similar to other industries. If we are unable to effectively market our products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our products, our sales and operating results could be adversely affected. In addition, because our contracts involve cannabis and other activities that are not legal under U.S. federal law and in some jurisdictions, we may face difficulties in enforcing our contracts in U.S. federal and certain state courts.

We expect to incur significant ongoing costs and obligations related to our investment in infrastructure, growth, regulatory compliance and operations, and uncertainty regarding legal and regulatory status and changes may have a material adverse effect on our business.

We expect to incur significant ongoing costs and obligations related to our investment in infrastructure and growth and for regulatory compliance, which could have a material adverse effect on our results of operations, financial condition and cash flows. In addition, future changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on our business, results of operations and financial condition. Our efforts to grow our business may be costlier than management expects, and we may not be able to increase our revenue enough to offset higher operating expenses. We may incur significant losses in the future for a number of reasons, and unforeseen expenses, difficulties, complications and delays, and other unknown events. If we are unable to achieve and sustain profitability, the market price of our common stock may significantly decrease.

Achievement of our business objectives is also contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining other required regulatory approvals. The regulatory regime applicable to the cannabis industry in Canada and the United States is currently undergoing significant proposed changes and we cannot predict the impact of the regime on our business once the structure of the regime is finalized. Similarly, we cannot predict the timeline required to secure all appropriate regulatory approvals for our products, or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failing to obtain, required regulatory approvals may significantly delay or impact the development of our markets, products and sales initiatives and could have a material adverse effect on our business, results of operations and financial condition. We will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with regulations may result in additional costs for corrective measures, penalties or in restrictions on our operations.

Our investors, directors, officers and employees may be subject to entry bans into the United States.

Because cannabis remains illegal under United States federal law, those employed at or investing in legal and licensed cannabis companies could face detention, denial of entry or lifetime bans from the United States for their business associations with cannabis businesses. Entry happens at the sole discretion of the U.S. Customs and Border Protection (“CBP”) officers on duty, and these officers have wide latitude to ask questions to determine the admissibility of a foreign national. The government of Canada has started warning travelers on its website that previous use of cannabis, or any substance prohibited by United States federal laws, could mean denial of entry to the United States. Business or financial involvement in the legal cannabis industry in Canada or in the United States could also be reason enough for United States border guards to deny entry.

On September 21, 2018, CBP released a statement outlining its current position with respect to enforcement of the laws of the United States. It stated that Canada’s legalization of cannabis will not change CBP enforcement of United States laws regarding controlled substances, and because cannabis continues to be a controlled substance under United States law, working in or facilitating the proliferation of the legal cannabis industry in U.S. states where it is deemed legal or Canada may affect admissibility to the United States. As a result, CBP has affirmed that, employees, directors, officers, managers and investors of companies involved in business activities related to cannabis in the United States or Canada, like us, who are not United States citizens face the risk of being barred from entry into the United States for life. As described above, on October 9, 2018, CBP released an additional statement regarding the admissibility of Canadian citizens working in the legal cannabis industry. CBP stated that a Canadian citizen working in or facilitating the proliferation of the legal cannabis industry in Canada coming into the United States for reasons unrelated to the cannabis industry will generally be admissible to the United States; however, if such person is found to be coming into the United States for reasons related to the cannabis industry, such person may be deemed inadmissible. Any entry bans against our investors, directors, officers and employees may have a material adverse effect on us.

Our operations may become the subject of heightened scrutiny, which may lead to the imposition of additional restrictions on our operations.

Currently, our common stock trades on the CSE and is quoted on the OTCQX. Our business, operations and investments in the United States, and any future business, operations or investments, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada and the United States. As a result, we may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on our ability to operate or invest in the United States or any other jurisdiction, in addition to those described herein.

It had been reported in Canada that the Canadian Depository for Securities Limited is considering a policy shift that would see its subsidiary, CDS Clearing and Depository Services Inc. (“CDS”), refuse to settle trades for cannabis issuers that have investments in the United States. CDS is Canada’s central securities depository, clearing and settling trades in the Canadian equity, fixed income and money markets.

On February 8, 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group announced the signing of a Memorandum of Understanding (“MOU”) with Aequitas NEO Exchange Inc., the CSE, the Toronto Stock Exchange, and the TSX Venture Exchange. The MOU outlines the parties’ understanding of Canada’s regulatory framework applicable to the rules, procedures, and regulatory oversight of the exchanges and CDS as it relates to issuers with cannabis-related activities in the United States. The MOU confirms, with respect to the clearing of listed securities, that CDS relies on the exchanges to review the conduct of listed issuers. As a result, there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the United States. However, there can be no guarantee that this approach to regulation will continue in the future. If such a ban were to be implemented at a time when our common stock is listed on a stock exchange, it would have a material adverse effect on the ability of holders of our common stock to make and settle trades. In particular, our common stock would become highly illiquid until an alternative was implemented, investors would have no ability to effect a trade of our common stock through the facilities of the applicable stock exchange.

Regulatory scrutiny of the industry in which we operate may negatively impact our ability to raise additional capital.

Our business activities rely on newly established and developing laws and regulations in the states in which we operate or intend to operate. These laws and regulations are rapidly evolving and subject to change with minimal notice. Regulatory changes, including changes in the interpretation and/or administration of applicable regulatory requirements may adversely affect our profitability or cause us to cease operations entirely. Any determination that our business fails to comply with applicable cannabis regulations would require us either to significantly change or terminate our business activities, which would have a material adverse effect on our business.

The cannabis industry may come under the scrutiny or further scrutiny by the U.S. Food and Drug Administration, Securities and Exchange Commission, the DOJ, the Financial Industry Regulatory Advisory or other federal, state or nongovernmental regulatory authorities or self-regulatory organizations that supervise or regulate the production, distribution, sale or use of cannabis for medical or nonmedical purposes in the United States. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any proposals will become law. The regulatory uncertainty surrounding our industry may adversely affect the business and our operations, including, without limitation, the costs to remain compliant with applicable laws and the impairment of our ability to raise additional capital, which could reduce, delay or eliminate any return on investment in us.

Due to the classification of cannabis as a Schedule I controlled substance under the CSA, banks and other financial institutions which service the cannabis industry are at risk of violating certain financial laws, including anti-money laundering statutes.

Because the manufacture, distribution, and dispensation of cannabis remains illegal under the CSA, banks and other financial institutions providing services to cannabis-related businesses risk violation of federal anti-money laundering statutes, the unlicensed money-remitter statute and the Bank Secrecy Act. These statutes can impose criminal liability for engaging in certain financial and monetary transactions with the proceeds of a “specified unlawful activity” such as distributing controlled substances which are illegal under federal law, including cannabis, and for failing to identify or report financial transactions that involve the proceeds of cannabis-related violations of the CSA. In the event that any of our investments, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such investments in the United States are found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This finding could restrict or otherwise jeopardize our ability to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada.

Furthermore, while we have no current intention to declare or pay dividends in the foreseeable future, in the event that a determination is made that any such investments in the United States could reasonably be shown to constitute proceeds of crime, we may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

The re-classification of cannabis or changes in U.S. controlled substance laws and regulations could have a material adverse effect on our business.

If cannabis is re-classified as a Schedule II or lower controlled substance under the CSA, the ability to conduct research on the medical benefits of cannabis would most likely be more accessible; however, if cannabis is re-categorized as a Schedule II or lower controlled substance, the resulting re-classification would result in the need for approval by the FDA if medical claims are made about our medical cannabis products. As a result of such a re-classification, the manufacture, importation, exportation, domestic distribution, storage, sale and use of such products could become subject to a significant degree of regulation by the DEA. In that case, we may be required to be registered to perform these activities and have the security, control, recordkeeping, reporting and inventory mechanisms required by the DEA to prevent drug loss and diversion. Obtaining the necessary registrations may result in delay of the manufacturing or distribution of our products. The DEA conducts periodic inspections of registered establishments that handle controlled substances. Failure to maintain compliance could have a material adverse effect on our business, financial condition and results of operations. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to restrict, suspend or revoke those registrations. In certain circumstances, violations could lead to criminal proceedings.

We, and/or contract counterparties that are directly engaged in the trafficking of cannabis, may incur significant tax liabilities due to limitations on tax deductions and credits under section 280E of the Code.

Section 280E of the Code prohibits businesses from taking deductions or credits in carrying on any trade or business consisting of trafficking in certain controlled substances that are prohibited by federal law. The IRS has invoked Section 280E in tax audits against various cannabis businesses in the U.S. that are authorized under state laws, seeking substantial sums in tax liabilities, interest and penalties resulting from underpayment of taxes due to the application of Section 280E. Under a number of cases, the United States Supreme Court has held that income means gross income (not gross receipts). Under this reasoning, the cost of goods sold (“COGS”) is permitted as a reduction in determining gross income, notwithstanding Section 280E. Although proper reductions for COGS are generally allowed to determine gross income, the scope of such items has been the subject of debate, and deductions for significant costs may not be permitted. While there are currently several pending cases before various administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of Section 280E favorable to cannabis businesses. Thus, we, to the extent of our “trafficking” activities, and/or key contract counterparties directly engaged in trafficking in cannabis, have incurred significant tax liabilities from the application of Section 280E. Our income tax obligations under Section 280E of the Code are typically substantially higher as compared to companies to which Section 280E does not apply. Section 280E essentially requires us to pay federal, and as applicable, state income taxes on gross profit, which presents a significant financial burden that increases our net loss and may make it more difficult for us to generate net profit and cash flow from operations in future periods. In addition, to the extent that the application of Section 280E creates a financial burden on contract counterparties, such burdens may impact the ability of such counterparties to make full or timely payment to us, which would also have a material adverse effect on our business.

State and local laws and regulations may heavily regulate brands and forms of cannabis products, and there is no guarantee that our proposed products and brands will be approved for sale and distribution in any state.

States generally only allow the manufacture, sale and distribution of cannabis products that are grown in that state and may require advance approval of such products. Certain states and local jurisdictions have promulgated certain requirements for approved cannabis products based on the form of the product and the concentration of the various cannabinoids in the product. While we intend to follow the guidelines and regulations of each applicable state and local jurisdiction in preparing products for sale and distribution, there is no guarantee that such products will be approved to the extent necessary. If the products are approved, there is a risk that any state or local jurisdiction may revoke its approval for such products based on changes in laws or regulations or based on its discretion or otherwise. As we expand into other U.S. jurisdictions, we plan to undertake no cross-border cannabis commerce between states until the federal regulatory environment permits such commerce to occur.

We may have difficulty accessing the service of banks and processing credit card payments in the future, which may make it difficult for us to operate.

In February 2014, the FinCEN issued guidance (which is not law) with respect to financial institutions providing banking services to cannabis businesses, including burdensome due diligence expectations and reporting requirements. This guidance does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the DOJ, FinCEN or other federal regulators. Thus, most banks and other financial institutions do not appear to be comfortable providing banking services to cannabis-related businesses, or relying on this guidance, which can be amended or revoked at any time by the Biden administration. In addition to the foregoing, banks may refuse to process debit card payments and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, we may have limited or no access to banking or other financial services in the United States and may have to operate our business on an all-cash basis. The inability or limitation in our ability to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for us to operate and conduct our business as planned.

Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions.

Our operations are subject to environmental regulation in the various jurisdictions in which we operate. These regulations mandate, among other things, the maintenance of air and water quality standards. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors (or the equivalent thereof) and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our operations.

Government approvals and permits are currently, and may in the future, be required in connection with our operations. To the extent such approvals are required and not obtained, we may be curtailed or prohibited from our current or proposed production, manufacturing or sale of marijuana or marijuana products or from proceeding with the development of our operations as currently proposed.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. We may be required to compensate those suffering loss or damage by reason of its operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing the production, manufacturing or sale of marijuana or marijuana products, or more stringent implementation thereof, could have a material adverse impact on us and cause increases in expenses, capital expenditures or production or manufacturing costs or reduction in levels of production, manufacturing or sale or require abandonment or delays in development.

Failure to obtain or maintain the necessary licenses, permits, authorizations or accreditations could have a material adverse effect on our business.

We may not be able to obtain or maintain the necessary licenses, permits, authorizations or accreditations, or may only be able to do so at great cost, to operate our businesses. In addition, we may not be able to comply fully with the wide variety of laws and regulations applicable to the cannabis industry. Failure to comply with or to obtain the necessary licenses, permits, authorizations or accreditations could result in restrictions on our ability to operate in the cannabis industry, which could have a material adverse effect on our business.

If obtained, any state licenses in the U.S. are expected to be subject to ongoing compliance and reporting requirements. In certain states, such as Nevada, regulators have the ability to impose a background check, a requirement which may or may not be waivable at the discretion of the regulator, on any individual holding an ownership interest in the licenses, with failure to provide such background check potentially resulting penalties including civil fines and penalties up to suspension or revocation of the underlying license(s). A state regulator may or may not act upon a waiver request, and receipt of an approved waiver request does not preclude a state regulator from revisiting the determination and requiring a background check be conducted on any shareholder. In addition, under Nevada cannabis laws, any beneficial holder of any of our securities, regardless of the number of shares, may be required to file an application, be investigated, and have his or her suitability as a beneficial holder of the voting securities determined if the CCB has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada.

State-license applications or state-regulator license award announcements, including state-run license lotteries, may not result in issuance of a license to us, conditional or otherwise.

Additionally, conditional licenses we hold or we may receive may not pass final inspections or requirements imposed by regulators, and would expire. Should any state in which a license is necessary to operate our business, extend or renew such license or should it renew such license on different terms, or should it decide to grant more than the anticipated number of licenses, our business, financial condition and results of the operation could be materially adversely affected.

U.S. state laws legalizing and regulating the sale and use of cannabis could be repealed or overturned, and local governmental authorities will not limit the applicability of state laws within their respective jurisdictions.

There is no assurance that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. If the U.S. federal government begins to enforce U.S. federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing state laws are repealed or curtailed, our business or operations in those states or under those laws would be materially and adversely affected. Federal actions against any individual or entity engaged in the cannabis industry or a substantial repeal of cannabis related legislation could adversely affect us, our business and our assets or investments.

The rulemaking process at the state level that applies to cannabis operators in any state will be ongoing and result in frequent changes. As a result, a compliance program is essential to manage regulatory risk. All operating policies and procedures we have implemented are compliance-based and are derived from the state regulatory structure governing ancillary cannabis businesses and their relationships to state-licensed or permitted cannabis operators, if any. Notwithstanding our efforts and diligence, regulatory compliance and the process of obtaining regulatory approvals can be costly and time-consuming. No assurance can be given that we will receive the requisite licenses, permits or cards to continue operating our businesses.

In addition, local laws and ordinances could restrict our business activity. Although our operations are legal under the laws of the states in which our business operates, local governments have the ability to limit, restrict and ban cannabis businesses from operating within their jurisdiction. Land use, zoning, local ordinances and similar laws could be adopted or changed and have a material adverse effect on our business.

Multiple states where medical and/or adult use cannabis is legal have or are considering special taxes or fees on businesses in the cannabis industry. It is uncertain at this time whether other states are in the process of reviewing such additional taxes and fees. The implementation of special taxes or fees could have a material adverse effect on our business, prospects, revenue, results of operation and financial condition.

We may face limitations on ownership of cannabis licenses, which may restrict our ability to grow.

In certain states, the cannabis laws and regulations limit not only the number of cannabis licenses issued, but also the number of cannabis licenses that one person or entity may own. Such limitations on the ownership of additional licenses within certain states may limit our ability to grow in such states. We employ joint ventures from time to time to ensure continued compliance with the applicable regulatory guidelines. We intend to structure our joint ventures on a case-by-case basis but generally intend to maintain operational control over the joint venture business and a variable economic interest through the applicable governing documents.

We may become subject to FDA or ATF regulation that may have an adverse effect on our business, and we may be subject to negative clinical trials.

Cannabis remains a Schedule I controlled substance under U.S. federal law. If the federal government reclassifies cannabis to a Schedule II controlled substance, it is possible that the FDA would seek to regulate cannabis under the Food, Drug and Cosmetics Act of 1938. Additionally, the FDA may issue rules and regulations, including good manufacturing practices, related to the growth, cultivation, harvesting and processing of medical cannabis. Clinical trials may be needed to verify the efficacy and safety of cannabis. It is also possible that the FDA would require facilities where medical use cannabis is grown to register with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, the impact they would have on the cannabis industry is unknown, including the costs, requirements and possible prohibitions that may be enforced. If we are unable to comply with the potential regulations or registration requirements prescribed by the FDA, it may have an adverse effect on our business, prospects, revenue, results of operation and financial condition.

It is also possible that the federal government could seek to regulate cannabis under the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives (the “ATF”). The ATF may issue rules and regulations related to the use, transporting, sale and advertising of cannabis or cannabis products, including smokeless cannabis products.

From time to time, studies or clinical trials on cannabis products may be conducted by academics or others, including government agencies. The publication of negative results of studies or clinical trials related to our proposed products or the therapeutic areas in which our proposed products will compete could have a material adverse effect on our sales.

Some of our planned business activities are contingent upon the enactment or adoption of new regulations in the State of Nevada.

Our objective is to build out a portion of the Planet 13 Las Vegas Superstore for use as an on-site cannabis consumption lounge as part of its phased expansion plans. We are in the process of converting our prospective consumption lounge license to conditional status after which we will be subject to final approval from CCB before becoming operational. There is no guarantee that the CCB will grant us the final license. Should we not be awarded the necessary license, we may be unable to position the reserved space at the Planet 13 Las Vegas Superstore to its highest and best intended use.

We could be subject to criminal prosecution or civil liabilities under RICO.

The Racketeer Influenced Corrupt Organizations Act (“RICO”) criminalizes the use of any profits from certain defined “racketeering” activities in interstate commerce. While intended to provide an additional cause of action against organized crime, due to the fact that cannabis is illegal under U.S. federal law, the production and sale of cannabis qualifies cannabis related businesses as “racketeering” as defined by RICO. As such, all officers, managers and owners in a cannabis related business could be subject to criminal prosecution under RICO, which carries substantial criminal penalties.

RICO can create civil liability as well: persons harmed in their business or property by actions which would constitute racketeering under RICO often have a civil cause of action against such “racketeers,” and can claim triple their amount of estimated damages in attendant court proceedings. We, as well as our officers, managers and owners, could all be subject to civil claims under RICO.

We lack access to U.S. bankruptcy protections.

Many courts have denied cannabis businesses bankruptcy protections because the use of cannabis is illegal under federal law. In the event of a company’s bankruptcy, it may be very difficult for lenders to recoup their investments in the cannabis industry. If we experience a bankruptcy, there is no guarantee that U.S. federal bankruptcy protections would be available, which would have a material adverse effect on us.

USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with securities which may be offered pursuant to this prospectus. Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include working capital, capital expenditures, other corporate expenses and acquisitions of complementary products, technologies or businesses. Other than the proposed VidaCann Transaction, we do not have any binding agreements or commitments for any specific acquisitions at this time. As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus for any purpose.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities from us in a primary offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;
●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and
●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities through one or more underwriters or dealers in a public offering and sale by them, through agents, or directly to one or more purchasers.

We may distribute the securities from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;
●	at market prices prevailing at the time of sale;
●	at prices related to such prevailing market prices; or
●	at negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We may sell the securities being offered by this prospectus by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415(a)(4) of the Securities Act, including, without limitation, sales made directly on any existing trading market for our securities or to or through a market maker. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we use a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we use an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. In the event that an offering made pursuant to this prospectus is subject to FINRA Rule 5121, the prospectus supplement will comply with the prominent disclosure provisions of that rule.

The securities may or may not be listed on a securities exchange. To facilitate the offering of securities, certain persons or entities participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons or entities participating in the offering of a greater number of securities than we sold to them as part of the offering. In these circumstances, these persons or entities would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons or entities may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with any derivative transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The underwriters, dealers, and agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We may provide underwriters, dealers and agents with indemnification against civil liabilities, including liabilities under the Securities Act or applicable Canadian securities laws, or to contribute to payments they may be required to make in respect thereof.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of our articles of incorporation (“Articles of Incorporation”) and our bylaws (“Bylaws”) are incorporated by reference to the registration statement of which this prospectus is a part. You are encouraged to read the applicable provisions our Articles of Incorporation and Bylaws in their entirety for a complete description of the rights and preferences of our securities. See “Where You Can Find More Information.”

Our authorized capital stock currently consists of 1,500,000,000 shares of common stock, with no par value (“Common Stock”) and 50,000,000 shares of preferred stock, with no par value. As of September 29, 2023, we had 222,247,854 shares of Common Stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights

On matters submitted to the stockholders of the Company, the holders of Common Stock will be entitled to one vote for each share held. No stockholder has any right or will be permitted to cumulate votes in any election of directors. Except as otherwise provided by law or by our Articles of Incorporation, our Bylaws or any preferred stock designation, the majority of the votes cast by shares present and entitled to vote, in person or by proxy, shall decide any question brought before stockholders for approval, provided that directors are elected by plurality of the votes cast.

Dividend Rights

Holders of Common Stock are entitled to receive any dividends declared by our Board out of funds legally available therefor. Under Nevada law, except as provided in its articles of incorporation, a company may make distributions to its stockholders, including by the payment of dividends, provided that, after giving effect to the distribution, the company would be able to pay its debts as they become due in the usual course of business and, except as otherwise specifically allowed by its articles of incorporation, the company’s total assets would not be less than the sum of its total liabilities plus any amount needed, if the company were to be dissolved at the time of the distribution, to satisfy the preferential rights of stockholders whose rights are superior to those receiving the distribution.

Liquidation Rights

In the event of any liquidation or dissolution of the Company, all assets of the Company legally available for distribution after payment or provision for payment of (i) all debts and liabilities of the Company, (ii) any accrued dividend claims and (iii) liquidation preferences of any outstanding preferred stock, will be distributed ratably, in cash or in kind, among the holders of Common Stock.

Other Rights

Our Common Stock does not have pre-emptive or subscription rights, and there are no redemption or sinking-fund provisions applicable to Common Stock except for the Company Redemption right described below under “Regulatory Matters.”

Preferred Stock

Our Articles of Incorporation give our Board the express authority, without further action of the stockholders, to issue shares of preferred stock from time to time and to establish from time to time the number of shares to be included in each such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued class or series of preferred stock, and the treatment in the case of a merger, business combination transaction, or sale of the Company’s assets, and to increase or decrease the number of shares of any class or series so created subsequent to the issue of that class or series but not below the number of shares of such class or series then outstanding. All the shares of any one series of the preferred stock shall be identical in all respects.

Anti-Takeover Effects of Nevada Law and Provisions of our Articles of Incorporation and our Bylaws

In addition to the Board’s ability to issue preferred stock without further action of the stockholders, as described above, Nevada law and our Articles of Incorporation and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us as described below.

Advance Notice Provisions

Our Bylaws provide that a stockholder proposal or nomination of a director by stockholders to the Board may be considered at a meeting of stockholders if such proposal or nomination is properly requested to be brought before such meeting by a stockholder in accordance with our Bylaws, which require, among other requirements, that the proposal or nomination be delivered to the secretary of the Company not earlier than the 120th day and not later than the 90th day prior to the meeting and the disclosure of certain information including the name and address of the stockholder, the number of shares directly or indirectly held by the stockholder and any other information relating to the stockholder, beneficial owner or a control person of the stockholder that would be required to be disclosed in a proxy statement.

Stockholder Action by Written Consent

Nevada law allows for written consent resolutions by stockholders is deemed to be valid and effective as if it had been passed at a meeting of stockholders as long as it satisfies all of the requirements Nevada law and the articles of incorporation of the corporation. Our Articles of Incorporation and our Bylaws provide that any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a unanimous consent in writing, setting forth the action so taken, shall be signed by holders of all of the issued and outstanding shares of the relevant class(es) or series of stock of the Company (other than treasury stock) entitled to vote thereon. Our Articles of Incorporation provide that any amendment to the provision relating to action by written consent of stockholders shall be effective only upon the affirmative vote of the holders of capital stock then outstanding representing two-thirds or more of the votes eligible to be cast in an election of directors.

Calling of Stockholder Meetings

Under Nevada law, unless otherwise provided in the articles of incorporation or the bylaws, the entire board of directors, any two directors, or the president may call annual or special meetings of the stockholders. Our Bylaws provide that a special meeting of the stockholders may be called by the Board, the chair of the Board or by stockholders holding at least a majority of the voting power of the outstanding shares of the Company then entitled to vote on the matter or matters to be brought before the special meeting.

Vacancies and Removal of Directors

Under Nevada law, all vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum, unless it is otherwise provided in the articles of incorporation. The Articles of Incorporation provide that all vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director entitled to vote thereon, and if any such vacancies are not filled by the remaining director or directors, then such vacancy may be filled by the stockholders.

Under Nevada law, stockholders may remove a director before the expiration of the director’s term of office by a resolution passed by at least two-thirds of the voting power of the issued and outstanding stock entitled to vote.

Amendment of Articles of Incorporation or Bylaws

Under Nevada law, every amendment to the articles of incorporation must be made in the following manner:

●

the board of directors must adopt a resolution setting forth the amendment proposed and either call a special meeting of the stockholders entitled to vote on the amendment or direct that the proposed amendment be considered at the next annual meeting of the stockholders entitled to vote on the amendment.

●

at the meeting, a vote of the stockholders entitled to vote in person or by proxy must be taken for and against the proposed amendment. If it appears upon the canvassing of the votes that stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation, have voted in favor of the amendment, an officer of the corporation shall sign a certificate setting forth the amendment, or setting forth the articles of incorporation as amended, and the vote by which the amendment was adopted. If any proposed amendment would adversely alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof. The amendment does not have to be approved by the vote of the holders of shares representing a majority of the voting power of each class or series whose preference or rights are adversely affected by the amendment if the articles of incorporation specifically deny the right to vote on such an amendment. Different series of the same class of shares do not constitute different classes of shares for the purpose of voting by classes except when the series is adversely affected by an amendment in a different manner than other series of the same class.

The Articles of Incorporation permit the Company to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner, and subject to approval by stockholders as, now or hereafter prescribed by Nevada law; provided that any amendment to the provisions that relate to the exclusive forum for disputes described below and the stockholder action by written consent described above shall be effective only upon the affirmative vote of the holders of Common Stock and preferred stock then outstanding representing two-thirds or more of the votes eligible to be cast in an election of directors.

Nevada law permits amendments to the bylaws to be made solely by the board of directors of the corporation. Our Bylaws specifically provide that the Board or stockholders may amend the Bylaws, provided, however, in the case of amendments by stockholders, such action must be approved by two-thirds of the votes cast by shares present and entitled to vote, in person or by proxy.

Business Combinations

Nevada law generally prohibits an interested stockholder from engaging in a business combination with a corporation that has at least 200 stockholders of record for two years after the person first became an interested stockholder unless the combination or the transaction is approved by the board of directors before the person first became an interested stockholder, or the combination is approved by the board of directors and by the affirmative vote of the holders of stock representing at least 60% of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder. This prohibition does not apply after the expiration of four years from when such person first became an interested stockholder.

Control Share Acquisitions

Nevada law limits the rights of persons acquiring a controlling interest in a Nevada corporation with 200 or more stockholders of record, at least 100 of whom have Nevada addresses appearing on the stock ledger of the corporation, and that does business in Nevada directly or through an affiliated corporation. A “controlling interest” is deemed to be the direct or indirect power to exercise at least 20% of the voting power of the stockholders in the election of directors. An “acquisition” means, with certain exceptions, the direct or indirect acquisition of a controlling interest. Under Nevada law, an “acquiring person” that acquires a controlling interest in such a corporation may not exercise voting rights on any control shares unless such voting rights are conferred on such person by a majority vote of the disinterested stockholders of the corporation at a special or annual meeting of the stockholders. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, that does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person’s shares.

The control share acquisition statute does not apply if the corporation opts out of such provision in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest by an acquiring person. Our Articles of Incorporation do not contain any specific provisions that depart from the provisions of Nevada law and our Bylaws expressly elect not to be governed by these provisions of Nevada law.

Exclusive Forum for Disputes

Our Articles of Incorporation provide that unless the Company consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County of the State of Nevada (the “Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, any director or the Company’s officers or employees arising pursuant to any provision of Nevada law, Chapter 92A or our Articles of Incorporation or our Bylaws, or (iv) any action asserting a claim against the Company, any director or the Company’s officers or employees governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court determines that there is an indispensable party not subject to the jurisdiction of the Court (and the indispensable party does not consent to the personal jurisdiction of the Court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court, or for which the Court does not have subject matter jurisdiction. Our Articles of Incorporation provide that any amendment to the provision relating to action by written consent of stockholders shall be effective only upon the affirmative vote of the holders of capital stock then outstanding representing two-thirds or more of the votes eligible to be cast in an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

Under Nevada law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person is not liable under Nevada law for failing to exercise his or her power in good faith and with a view to the interests of the corporation (and in deciding upon matters of business on an informed basis) or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. With respect to actions by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person is not liable under Nevada law for failing to exercise his or her power in good faith and with a view to the interests of the corporation (and in deciding upon matters of business on an informed basis) or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Under Nevada law, a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such a person against such liability and expenses.

Under our Bylaws, the Company must indemnify any director, officers, employee or agent of the Company against any claim, action, suit, proceeding, arbitration or governmental investigation against expenses (including attorneys’ fees, judgments, fines and amounts paid or owed in settlement actually and reasonably paid or rendered or levied against the person if acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Regulatory Matters

Our Articles of Incorporation contains certain provisions (the “Regulatory Compliance Provisions”), which are designed to allow the Company to ensure compliance with, and maintenance of, its licenses relating to its cannabis operations. The Regulatory Compliance Provisions include a discretionary right to force a share transfer to a third party and/or a discretionary redemption right in favor of the Company.

The purpose of the Regulatory Compliance Provisions are to provide the Company with a means of protecting itself from (a) a stockholder or a group of stockholders acting jointly or in concert (which determination may be made by the Board), with an ownership interest of, whether of record or beneficially (or having the power to exercise control or direction over) of 5% or more of the issued and outstanding shares of any class or series of the capital stock of the Company or the capital stock, member’s interests or membership interests, partnership interests or other equity securities of any affiliate of the Company (“Equity Securities”), or such other lesser percentage as is determined in good faith by the Board from time to time, and: (i) who a governmental authority granting licenses to, or otherwise governing the operations of the Company or its subsidiaries, has determined to be unsuitable to own any of the Equity Securities; (ii) whose ownership or control of any of the Equity Securities may reasonably result in the loss, suspension, revocation or non-renewal (or similar action) with respect to any licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers and entitlements issued by a governmental authority relating to the Company’s or its subsidiaries’ conduct of business (being the conduct of any activities relating to the cultivation, manufacturing and dispensing of cannabis and cannabis-derived products in the United States, which include the owning and operating of cannabis licenses) (collectively, the “Licenses”) or in the Company or an affiliate being unable to obtain any new Licenses in the normal course, all as determined by the Board; or (b) any person or entity: (i) who has not been determined by the applicable regulatory authority to be an acceptable person or otherwise have not received the requisite consent of such regulatory authority to own Equity Securities, in each case within a reasonable time period acceptable to the Board or prior to acquiring any Equity Securities, as applicable; or (ii) who is deemed likely, in the sole discretion of the Board, to: (A) preclude or materially delay, impede, threaten or jeopardize any License held by the Company or any of its affiliates or the Company or its affiliates’ application for, right to the use of, entitlement to, or ability to retain or any License, (B) cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract to which the Company or its subsidiaries is a party, or (C) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any License of the Company or any of its affiliates (in each case, an “Unsuitable Person”).

The Regulatory Compliance Provisions provide that, at the option of the Company and at the sole discretion of the Board, any Equity Securities owned or controlled by an Unsuitable Person may be either redeemed by the Company (a “Redemption”) or required to be transferred to a third party (a “Transfer”).

In the case of a Redemption, the Company will send a written notice to the holder of the Equity Securities called for Redemption, which will set forth: (i) the date on which the Redemption is to occur, (ii) the number of Equity Securities to be redeemed on such date, (iii) the price to be paid for such redeemed Equity Securities or the formula pursuant to which such price will be determined and the manner of payment therefor, (iv) the place where such Equity Securities (or certificate therefor, as applicable) must be surrendered, or accompanied by proper instruments of transfer, and (v) any other requirement of surrender of the Equity Securities to be redeemed. In the case of a Transfer, the Company will send a written notice to the holder of the Equity Securities in question, which will set forth: (i) the date on which the Transfer is to occur, (ii) the number of Equity Securities to be transferred on such date, (iii) the price to be paid for such transferred Equity Securities or the formula pursuant to which such price will be determined and the manner of payment therefor, (iv) the place where such Equity Securities (or certificate therefor, as applicable) must be surrendered, or accompanied by proper instruments of transfer, and (v) any other requirement of surrender of the Equity Securities to be transferred, which may without limitation include a requirement to dispose of the Equity Securities via the Canadian Securities Exchange or the then principal securities exchange on which the Equity Securities are listed or quoted for trading, if any, to a person who would not be in violation of the Regulatory Compliance Provisions.

The price per Equity Security in the case of both a Redemption and a Transfer shall be determined in the sole discretion of the Board, but not less than 95% of the lesser of: (i) the closing market price of the Equity Securities on the Canadian Securities Exchange or the then principal securities exchange on which the Equity Securities are listed or quoted for trading; (ii) the five-day volume weighted average price of the Equity Securities on the Canadian Securities Exchange or the then principal securities exchange on which the Equity Securities are listed or quoted for trading, for the five trading days immediately prior to the closing of the Redemption or Transfer (or the average of the last bid and last asking prices if there was no trading on the specified dates), (iii) if such Equity Securities are not then listed for trading on the Canadian Securities Exchange or another securities exchange, then the mean between the representative bid and the ask price as quoted by another generally recognized reporting system, (iv) if such Equity Securities are not so quoted, then the average of the highest bid and lowest ask prices on such day in the domestic over-the-counter market as reported by Pink OTC Markets Inc. or any similar successor organization, and (v) if such Equity Securities are not quoted by any recognized reporting system, then the fair value thereof, as determined in good faith and in the reasonable discretion of the Board.

The Regulatory Compliance Provisions also provide that any newly elected or appointed director or officer of, or nominee to any such position with, the Company, who is required to qualify pursuant to applicable law or by regulatory authorities may not exercise any powers of the office to which such individual has been elected, appointed or nominated until such individual has been found qualified to hold such office or position by the applicable regulatory authorities in accordance with applicable law or the regulatory authorities permit such individual to perform duties and exercise powers relating to any such position pending qualification, with the understanding that such individual will be immediately removed from such position by the Board if the applicable regulatory authority determines that there is reasonable cause to believe that such individual may not be qualified to hold such position.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of Common Stock and/or preferred stock in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement relating to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

●	the specific designation and aggregate number of, and the price at which we will issue, the warrants;
●	the currency or currency units in which the offering price, if any, and the exercise price are payable;
●	the designation, amount and terms of the securities purchasable upon exercise of the warrants;
●	if applicable, the exercise price for shares of our Common Stock and the number of shares of Common Stock to be received upon exercise of the warrants;
●	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;
●

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

●

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

●	any applicable material U.S. federal income tax consequences;
●	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;
●	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;
●	if applicable, the date from and after which the warrants and the Common Stock, and/or preferred stock will be separately transferable;
●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
●	information with respect to book-entry procedures, if any;
●	the anti-dilution provisions of the warrants, if any;
●	any redemption or call provisions;
●	whether the warrants may be sold separately or with other securities as parts of units; and
●

any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants. We will describe the particular terms of any warrants that we may offer under this prospectus in more detail in the applicable prospectus supplement and the related warrant agreements and warrant certificates.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our Common Stock, our other securities or any combination thereof. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Subscription rights will be issued pursuant to one or more subscription right agreements, each to be entered into between us and an escrow agent, which will establish the terms and conditions of the subscription rights. Each escrow agent will be a financial institution organized under the laws of the United States or a state thereof or Canada or a province thereof and authorized to carry on business as a trustee. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference, any subscription right agreement describing the terms and conditions of subscription receipts we are offering before the issuance of such subscription rights.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following, as applicable:

●	the price, if any, for the subscription rights;
●	the exercise price payable for our Common Stock or our other securities issuable upon the exercise of the subscription rights;
●	the number of subscription rights to be issued to each stockholder;
●	the number and terms of our Common Stock or our other securities which may be purchased per each subscription right;
●	the extent to which the subscription rights are transferable;
●	any other material terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
●

whether the subscription rights are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

●	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
●

the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities or an over-allotment privilege to the extent the securities are fully subscribed; if applicable, a discussion of material United States federal income tax considerations and material Canadian federal income tax consequences; and

●	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by the Company in connection with the offering of subscription rights.

The descriptions of the subscription rights in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable subscription right agreements. These descriptions do not restate those subscription right agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable subscription right agreements because they, and not the summaries, define your rights as holders of the subscription rights. For more information, please review the forms of the relevant subscription right agreements, which will be filed by amendment or incorporated by reference in connection with the offering of subscription rights.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other classes of securities described in this prospectus in any combination. The following description, together with the additional information that we include in any applicable prospectus supplements summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units consisting of Common Stock, warrants or rights for the purchase of Common Stock in one or more series, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
●	any provisions of the governing unit agreement that differ from those described below; and
●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those set forth in any prospectus supplement or as described under “Description of Capital Stock,” “Description of Warrants” and “Description of Subscription Rights” will apply to each unit, as applicable, and to any Common Stock, warrant or right included in each unit, as applicable.

LEGAL MATTERS

Holley Driggs Ltd., Las Vegas, Nevada, will issue an opinion about certain legal matters with respect to the validity of the securities offered hereby. Certain legal matters with respect to U.S. law may also be passed upon for us by Cozen O’Connor P.C., New York, New York.

EXPERTS

The consolidated financial statements of Planet 13 Holdings Inc. as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022 incorporated in this prospectus by reference to the Planet 13 Holdings Inc. Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by Davidson & Company LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement. For further information about us and the securities offered by this prospectus, we refer you to the registration statement and the exhibits filed as part of the registration statement. You may read the registration statement as well as our reports, proxy statements and other documents we file with the SEC over the internet at the SEC’s website at https://www.sec.gov.

We also maintain an Internet website at www.planet13holdings.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D and 13G; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC rules allow us to incorporate by reference information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This allows us to disclose important information to you by referring you to those documents, instead of having to repeat the information in this prospectus. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, this prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 23, 2023;
●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, filed on May 15, 2023, and for the quarter ended June 30, 2023, filed on August 9, 2023;
●	our Current Reports on Form 8-K filed on May 11, 2023, July 28, 2023, August 29, 2023 (excluding information under Item 7.01), and September 18, 2023; and
●	the description of our capital stock included as Exhibit 99.1 in the Current Report on Form 8-K, filed with the SEC on September 18, 2023.

We also are incorporating by reference any future information filed (rather than furnished) by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all securities to which this prospectus relates have been sold or the offering is otherwise terminated and also between the date of the registration statement that contains this prospectus and prior to effectiveness of such registration statement. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You can access the reports and documents incorporated by reference into this prospectus through the “Investors” section of our website: www.planet13holdings.com. You may also direct any requests for reports or documents to:

Planet 13 Holdings Inc.

2548 West Desert Inn Road

Las Vegas, Nevada 89109

Attention: Corporate Secretary

Tel. 702-815-1313

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

Planet 13 Holdings Inc.

$100,000,000

Common Stock
Preferred Stock

Warrants

Subscription Rights

Units

_______________________

Prospectus

, 2023

_______________________

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.           Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee		$14,760
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

* Estimated expenses are presently not known and cannot be estimated as they are calculated based on the securities offered and the number of issuances.

ITEM 15.           Indemnification of Directors and Officers.

Under the NRS, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person is not liable under the NRS for failing to exercise his or her power in good faith and with a view to the interests of the corporation (and in deciding upon matters of business on an informed basis) or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. With respect to actions by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person is not liable under the NRS for failing to exercise his or her power in good faith and with a view to the interests of the corporation (and in deciding upon matters of business on an informed basis) or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Under the NRS, a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such a person against such liability and expenses.

Under the bylaws of the Company, the Company must indemnify any director, officers, employee or agent of the Company against any claim, action, suit, proceeding, arbitration or governmental investigation against expenses (including attorneys’ fees, judgments, fines and amounts paid or owed in settlement) actually and reasonably paid or rendered or levied against the person if acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The Company has entered into employment agreements that remain in effect following the Domestication and include indemnification provisions with each of the Company’s executive officers. Under these provisions, each executive officer is entitled, subject to the terms and conditions thereof, to the right of indemnification and contribution for certain expenses to the fullest extent permitted by applicable law.

ITEM 16. Exhibits.

		Incorporated by Reference			Filed / Furnished
Exhibit No.	Description	Form	Exhibit	Filing Date	Herewith
1.1*	Form of Underwriting Agreement.
4.1	Articles of Domestication.	8-K	3.1	09/18/2023
4.2	Articles of Incorporation of Planet 13 Holdings Inc., a Nevada corporation.	8-K	3.2	09/18/2023
4.3	Bylaws of Planet 13 Holdings, Inc., a Nevada corporation.	8-K	3.3	09/18/2023
4.4	Specimen Common Stock Certificate.	8-K	4.1	09/18/2023
4.5*	Form of Warrant Agreement and Warrant Certificate.
4.6*	Form of Subscription Rights Agreement.
4.7*	Form of Unit Agreement.
5.1	Opinion of Holley Driggs, Ltd. as to the legality of the securities being registered.				✓
23.1	Consent of Davidson & Co. LLP.				✓
23.2	Consent of Holley Driggs, Ltd. (included in Exhibit 5.1).				✓
24.1	Powers of Attorney (set forth on the signature page to this registration statement).				✓
99.1	Base Shelf Prospectus used in connection with the offering of securities in Canada pursuant to the multi-jurisdictional disclosure system.				✓
107	Filing Fee Table.				✓

________________

* To be filed by amendment or as an exhibit to a document incorporated by reference herein in connection with an offering of the offered securities.

ITEM 17.          Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act:

(i)

the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

(ii)

each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on October 2, 2023.

PLANET 13 HOLDINGS INC.

By:	/s/ Robert Groesbeck
Robert Groesbeck
Co-Chief Executive Officer and Co-President

By:	/s/ Larry Scheffler
Larry Scheffler
Co-Chief Executive Officer and Co-President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert Groesbeck and Larry Scheffler, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, including any subsequent registration statement for the same offering which may be filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature:	Title:	Date:

/s/ Robert Groesbeck
Robert Groesbeck	Co-Chief Executive Officer, Co-President, Co-Chairman and Director (Principal Executive Officer)	October 2, 2023

/s/ Larry Scheffler
Larry Scheffler	Co-Chief Executive Officer, Co-President, Co-Chairman and Director (Principal Executive Officer)	October 2, 2023

/s/ Dennis Logan
Dennis Logan	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 2, 2023

/s/ Lee Fraser
Lee Fraser	Director	October 2, 2023

/s/ Adrienne O’Neal
Adrienne O’Neal	Director	October 2, 2023